UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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ARCH CAPITAL GROUP LTD.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Wessex House
45 Reid Street	441 278 9250	Telephone
Hamilton HM 12, Bermuda	441 278 9255	Fax

April 2, 2007

Dear Shareholder:

I am pleased to invite you to the annual general meeting of the shareholders of Arch Capital Group Ltd. to be held on May 11, 2007, at 10:00 a.m. (local time), at the offices of our subsidiary, Arch Insurance Company (Europe) Ltd., located at 6th Floor, Plantation Place South, 60 Great Tower Street, London EC3R 5AZ, England. The enclosed proxy statement provides you with detailed information regarding the business to be considered at the meeting.

Your vote is very important. Whether or not you plan to attend the meeting, please sign the enclosed proxy card and mail it promptly in the enclosed envelope.

Sincerely,

Paul B. Ingrey
Chairman of the Board

ARCH CAPITAL GROUP LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

Notice is hereby given that the annual general meeting of the shareholders of Arch Capital Group Ltd. will be held on May 11, 2007, at 10:00 a.m. (local time), at the offices of our subsidiary, Arch Insurance Company (Europe) Ltd., located at 6th Floor, Plantation Place South, 60 Great Tower Street, London EC3R 5AZ, England, for the following purposes:

•       PROPOSAL 1:      To elect three Class III Directors to serve for a term of three years or until their respective successors are elected and qualified.

•       PROPOSAL 2:       To approve our 2007 Long Term Incentive and Share Award Plan.

•       PROPOSAL 3:       To approve our 2007 Employee Share Purchase Plan.

•       PROPOSAL 4:       To elect certain individuals as Designated Company Directors of certain of our non-U.S. subsidiaries, as required by our bye-laws.

•       PROPOSAL 5:       To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2007.

•       PROPOSAL 6:       To conduct other business if properly raised.

Only shareholders of record as of the close of business on March 29, 2007 may vote at the meeting.

Our audited financial statements for the year ended December 31, 2006, as approved by our Board of Directors, will be presented at this annual general meeting.

Your vote is very important. Please complete, sign, date and return your proxy card in the enclosed envelope promptly.

This proxy statement and accompanying form of proxy are dated April 2, 2007 and are first being mailed to shareholders on or about April 5, 2007.

Dawna Ferguson
Secretary
Hamilton, Bermuda
April 2, 2007

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THE ANNUAL GENERAL MEETING

We are furnishing this proxy statement to holders of our common shares in connection with the solicitation of proxies by our Board of Directors at the annual general meeting, and at any adjournments and postponements of the meeting.

Time and Place

The annual general meeting will be held at 10:00 a.m. (local time) on May 11, 2007 at the offices of our subsidiary, Arch Insurance Company (Europe) Ltd., located at 6th Floor, Plantation Place South, 60 Great Tower Street, London EC3R 5AZ, England.

Record Date; Voting at the Annual General Meeting

Our Board of Directors has fixed the close of business on March 29, 2007 as the record date for determination of the shareholders entitled to notice of and to vote at the annual general meeting and any and all postponements or adjournments of the meeting. On the record date, there were 73,738,470 common shares outstanding and entitled to vote, subject to the limitations in our bye-laws described below. At that date, there were an estimated 316 holders of record and approximately 43,500 beneficial holders of the common shares. Each holder of record of shares on the record date is entitled to cast one vote per share, subject to the limitations described below. A shareholder may vote in person or by a properly executed proxy on each proposal put forth at the annual general meeting.

Limitation on Voting Under Our Bye-Laws

Under our bye-laws, if the votes conferred by shares of Arch Capital Group Ltd. (“ACGL” or the “Company”), directly or indirectly or constructively owned (within the meaning of section 958 of the Internal Revenue Code of 1986, as amended (the “Code”)) by any U.S. person (as defined in section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors.

There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of our bye-laws because of shares, including shares held by private equity investment funds affiliated with Warburg Pincus LLC (“Warburg Pincus funds”) and Hellman & Friedman LLC (“Hellman & Friedman funds”), that may be attributed to that person under the Code.

Notwithstanding the provisions of our bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the Board of Directors may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of ACGL entitled to vote generally at an election of directors.

In order to implement our bye-laws, we will assume that all shareholders (other than the Warburg Pincus funds and the Hellman & Friedman funds) are U.S. persons unless we receive assurances satisfactory to us that they are not U.S. persons.

Quorum; Votes Required for Approval

The presence of two or more persons representing, in person or by properly executed proxy, not less than a majority of the voting power of our shares outstanding and entitled to vote at the annual general meeting is necessary to constitute a quorum. If a quorum is not present, the annual general meeting may be adjourned from time to time until a quorum is obtained. The affirmative vote of a majority of the voting power of the shares represented at the annual general meeting will be required for approval of each of the proposals, except that Proposal 1 will be determined by a plurality of the votes cast.

An automated system administered by our transfer agent will tabulate votes cast by proxy at the annual general meeting, and our transfer agent will tabulate votes cast in person. Abstentions and broker non-votes (i.e., shares held by a broker which are represented at the meeting but with respect to which such broker does not have discretionary authority to vote on a particular proposal) will be counted for purposes of determining whether or not a quorum exists.

Several of our officers and directors will be present at the annual general meeting and available to respond to questions. Our independent auditors are expected to be present at the annual general meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Voting and Revocation of Proxies

All shareholders should complete, sign, date and return the enclosed proxy card. All shares represented at the annual general meeting by properly executed proxies received before or at the annual general meeting, unless those proxies have been revoked, will be voted at the annual general meeting, including any postponement or adjournment of the annual general meeting. If no instructions are indicated on a properly executed proxy, the proxies will be deemed to be FOR approval of each of the proposals described in this proxy statement.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either:

•       filing, including by facsimile, with the Secretary of the Company, before the vote at the annual general meeting is taken, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares; or

•       attending the annual general meeting and voting in person.

In order to vote in person at the annual general meeting, shareholders must attend the annual general meeting and cast their vote in accordance with the voting procedures established for the annual general meeting. Attendance at the annual general meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the annual general meeting to Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda, Facsimile:  (441) 278-9255, Attention:  Secretary.

Solicitation of Proxies

Proxies are being solicited by and on behalf of the Board of Directors. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram, facsimile and advertisement in periodicals and postings, in each case by our directors, officers and employees.

We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records related to the solicitation. We will pay MacKenzie Partners, Inc. fees of not more than $4,500 plus expense reimbursement for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in so doing. We may request by telephone, facsimile, mail, electronic mail or other means of communication the return of the proxy cards.

Other Matters

Our audited financial statements for the year ended December 31, 2006, as approved by our Board of Directors, will be presented at this annual general meeting.

As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the annual general meeting, other than as described in this proxy statement. If any other matters shall properly come before the annual general meeting or any adjournments or postponements of the annual general meeting and shall be voted on, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote or not vote in accordance with the recommendation of our Board of Directors and management.

Principal Executive Offices

Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (telephone number:  (441) 295-1422), and our principal executive offices are located at Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda (telephone number:  (441) 278-9250).

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors of ACGL is comprised of 10 members, divided into three classes, serving staggered three-year terms. The Board of Directors intends to present for action at the annual general meeting the election of Wolfe “Bill” H. Bragin, John L. Bunce, Jr. and Sean D. Carney, whose present terms expire this year, to serve as Class III Directors for a term of three years or until their successors are duly elected and qualified. Such nominees were recommended for approval by the Board of Directors by the nominating committee of the Board of Directors.

Unless authority to vote for these nominees is withheld, the enclosed proxy will be voted for these nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of these nominees is unable or declines to serve.

Nominees

Set forth below is information regarding the nominees for election:

Name	Age	Position
Wolfe “Bill” H. Bragin	62	Class III Director of ACGL
John L. Bunce, Jr.	48	Class III Director of ACGL
Sean D. Carney	38	Class III Director of ACGL

Wolfe “Bill” H. Bragin has served as a director of ACGL since May 2002. He served as vice president of GE Asset Management from 1985 until his retirement in 2002. He also served as a managing director of GE Asset Management until 2002. Mr. Bragin had been employed by various affiliates of General Electric Company since 1974, including GE Capital (formerly known as GE Credit Corporation), specializing in equipment leasing and private investments, through 1984, and, thereafter, GE Asset Management’s Private Placement Group, specializing in private equity investments. Mr. Bragin has previously served as a director of both privately-held and publicly-traded companies. He holds a B.S. degree from the University of Connecticut and an M.B.A. degree from Babson Institute of Business Administration. Mr. Bragin was appointed to our Board of Directors pursuant to our shareholders agreement (“Shareholders Agreement”), which is an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006 (“2006 Annual Report”).

John L. Bunce, Jr. has served as a director of ACGL since November 2001. Mr. Bunce is a senior advisor to Hellman & Friedman LLC. He joined Hellman & Friedman in 1988 and previously served as a managing director of the firm. Before joining Hellman & Friedman LLC, Mr. Bunce was vice president of TA Associates. Previously, he was employed in the mergers & acquisitions and corporate finance departments of Lehman Brothers Kuhn Loeb. He is also currently a director of National Information Consortium, Inc. He has served as a director of Duhamel Falcon Cable Mexico, Eller Media Company, Falcon Cable TV, National Radio Partners, VoiceStream Wireless Corporation, Western Wireless Corporation and Young & Rubicam, Inc. Mr. Bunce also was an advisor to American Capital Corporation and Post Oak Bank. He holds an A.B. degree from Stanford University and an M.B.A. degree from Harvard Business School. Mr. Bunce was appointed to our Board of Directors pursuant to our Shareholders Agreement, which is an exhibit to our 2006 Annual Report.

Sean D. Carney has served as a director of ACGL since July 2003. He has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 2001 and has been employed by Warburg Pincus since November 1996. From November 1995 to November 1996, Mr. Carney was employed by McKinsey & Company. Mr. Carney is also currently a director of DexCom, Inc. He holds an A.B. from Harvard College and an M.B.A from Harvard Business School. Mr. Carney was appointed to our Board of Directors pursuant to our Shareholders Agreement, which is an exhibit to our 2006 Annual Report.

Required Vote

A plurality of the votes cast at the annual general meeting will be required to elect the above nominees as Class III Directors of ACGL.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS.

Continuing Directors and Senior Management

The following individuals are our continuing directors:

Name	Age	Position	Term Expires*
Paul B. Ingrey	67	Chairman and Class I Director of ACGL	2008
Jeffrey A. Goldstein	51	Class I Director	2008
Constantine Iordanou	57	President and Chief Executive Officer of ACGL and Class II Director of ACGL	2009
Kewsong Lee	41	Class I Director of ACGL	2008
James J. Meenaghan	68	Class II Director of ACGL	2009
John M. Pasquesi	47	Class II Director of ACGL	2009
Robert F. Works	59	Class I Director of ACGL	2008

*                    Indicates expiration of term as a director of ACGL

Paul B. Ingrey has served as chairman of ACGL since April 2005 and as a director since October 2001. From April 2004 to March 2005, he served as vice chairman of ACGL. Prior to April 2004, Mr. Ingrey served as chief executive officer of Arch Reinsurance Ltd. (“Arch Re (Bermuda)”) from October 2001 and was elected chairman of Arch Re (Bermuda) in March 2002. He was retired from 1996 to 2001. Mr. Ingrey was the founder of F&G Re Inc., a reinsurance subsidiary of USF&G Corporation, and served as its chairman and chief executive officer from 1983 to 1996. Prior to that, he was senior vice president of Prudential Reinsurance, an underwriter of property and casualty reinsurance. He has also served as a director of USF&G Corporation (until its sale to The St. Paul Companies, Inc. in 1998) and E.W. Blanch Holdings, Inc., the holding company for E.W. Blanch Co., which provides risk management and distribution services through several subsidiaries (until its sale to Benfield Greig, the London-based international reinsurance broker, in April 2001) and he was formerly a director of Fairfax Financial Holdings Limited, an insurance and reinsurance company with a focus on property and casualty insurance until September 2002. He holds a B.A. degree from Colgate University and an M.B.A. degree from the School of Risk Management, Insurance and Actuarial Science of St. John’s University (formerly the College of Insurance).

Jeffrey A. Goldstein has served as a director of ACGL since September 2006. He is a managing director of Hellman & Friedman LLC and helps lead the firm’s New York office. Prior to joining Hellman & Friedman LLC, Mr. Goldstein was managing director, chief financial officer and a member of the management committee of the World Bank. Prior to his tenure at the World Bank, Mr. Goldstein was co-chairman of BT Wolfensohn and a member of the Bankers Trust Company management committee. Previously, he was a partner at James D. Wolfensohn Incorporated. Mr. Goldstein is also a director of LPL Investment Holdings Inc. and AlixPartners, LLP. Mr. Goldstein received his B.A. from Vassar College and his Ph.D., M. Phil. and M.A. in economics from Yale University. Mr. Goldstein was appointed to our Board of Directors pursuant to our Shareholders Agreement, which is an exhibit to our 2006 Annual Report.

Constantine Iordanou has been president and chief executive officer of ACGL since August 2003 and a director since January 1, 2002. From January 2002 to July 2003, Mr. Iordanou was chief executive officer of

Arch Capital Group (U.S.) Inc. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as senior executive vice president of group operations and business development of Zurich Financial Services, president of Zurich-American Specialties Division, chief operating officer and chief executive officer of Zurich-American and chief executive officer of Zurich North America. Prior to joining Zurich, he served as president of the commercial casualty division of the Berkshire Hathaway Group and served as senior vice president with the American Home Insurance Company, a member of the American International Group. Since 2001, Mr. Iordanou has served as a director of ISO Inc. He holds an aerospace engineering degree from New York University.

Kewsong Lee has served as a director of ACGL since November 2001. Mr. Lee has served as a member and managing director of Warburg Pincus LLC and a general partner of Warburg Pincus & Co. since January 1997. He has been employed at Warburg Pincus since 1992. Prior to joining Warburg Pincus, Mr. Lee was a consultant at McKinsey & Company, Inc., a management consulting company, from 1990 to 1992. His present service as a director includes membership on the board of Knoll, Inc., TransDigm Group Inc. and several privately held companies. He holds an A.B. degree from Harvard College and an M.B.A. degree from Harvard Business School. Mr. Lee was appointed to our Board of Directors pursuant to our Shareholders Agreement, which is an exhibit to our 2006 Annual Report.

James J. Meenaghan has been a director of the Company since October 2001. From October 1986 until his retirement in 1992, Mr. Meenaghan was chairman, president and chief executive officer of Home Insurance Companies. He also served as president and chief executive officer of John F. Sullivan Co. from 1983 to 1986. Prior thereto, Mr. Meenaghan held various positions over 20 years with the Fireman’s Fund Insurance Company, including president and chief operating officer and vice chairman of its parent company, American Express Insurance Services Inc. He holds a B.S. degree from Fordham University.

John M. Pasquesi has been vice chairman and a director of ACGL since November 2001. Mr. Pasquesi has been the managing member of Otter Capital LLC, a private equity investment firm founded by him in January 2001. Prior to January 2001, Mr. Pasquesi was a managing director of Hellman & Friedman LLC since 1988. He holds an A.B. degree from Dartmouth College and an M.B.A. degree from Stanford Graduate School of Business.

Robert F. Works has been a director of ACGL since June 1999. Mr. Works was a managing director of Jones Lang LaSalle (previously LaSalle Partners) until he retired on December 31, 2001. He joined Jones Lang LaSalle in 1981, where he has served in various capacities, including manager of both the Property Management and Investment Management teams of the Eastern Region of the United States. Mr. Works was also manager for the Times Square Development Advisory and Chelsea Piers Lease Advisory on behalf of New York State and the President of GCT Ventures and the Revitalization of Grand Central Terminal for the Metropolitan Transportation Authority until he retired on December 31, 2001. He holds a B.A. degree from the College of William and Mary.

The following individuals are our executive officers and members of senior management who do not serve as directors of ACGL.

Name	Age	Position

John D. Vollaro	62	Executive Vice President, Chief Financial Officer and Treasurer of ACGL
Marc Grandisson	39	Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group
Ralph E. Jones III	50	Chairman and Chief Executive Officer of Arch Worldwide Insurance Group
W. Preston Hutchings	50	President of Arch Investment Management Ltd. and Senior Vice President and Chief Investment Officer of ACGL
Mark D. Lyons	50	President and Chief Operating Officer of Arch Insurance Group Inc.
Nicolas Papadopoulo	44	President and Chief Executive Officer of Arch Re (Bermuda)
Louis T. Petrillo	41	President and General Counsel of Arch Capital Services Inc.
John F. Rathgeber	52	President and Chief Executive Officer of Arch Reinsurance Company

John D. Vollaro has been executive vice president and chief financial officer of ACGL since January 2002 and treasurer of ACGL since May 2002. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was president and chief operating officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was chief executive officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as executive vice president of W.R. Berkley Corporation from 1991 until 1993, chief financial officer and treasurer of W.R. Berkley Corporation from 1983 to 1993 and senior vice president of W.R. Berkley Corporation from 1983 to 1991. He holds a B.S. degree from Long Island University.

Marc Grandisson has served as chairman and chief executive officer of Arch Worldwide Reinsurance Group, an executive position of ACGL, since November 2005. Prior to November 2005, he served as president and chief executive officer of Arch Re (Bermuda) from February 2005. He served as president and chief operating officer of Arch Re (Bermuda) from April 2004 to February 2005 and as senior vice president, chief underwriting officer and chief actuary of Arch Re (Bermuda) from October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as vice president and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as vice president-director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Tillinghast-Towers Perrin. Mr. Grandisson holds an M.B.A. degree from the Wharton School of the University of Pennsylvania. He is also a fellow of the Casualty Actuarial Society.

Ralph E. Jones III serves as chairman and chief executive officer of Arch Insurance Group Inc. (“Arch Insurance Group”) and, since September 2003, has also served as chairman and chief executive officer of Arch Worldwide Insurance Group, an executive position of ACGL. Mr. Jones joined Arch Insurance Group as president and chief executive officer on July 1, 2003. Prior to his tenure with Arch, he was chief executive officer of Chubb Specialty Insurance, a strategic business unit within the Chubb Group of

Insurance Companies since November 1999. Previously, he was managing director of Hiscox Insurance Company, Ltd., the United Kingdom and European property and casualty business of Hiscox, plc. Mr. Jones began his career with Chubb, where he served in various senior executive positions, including chief underwriting officer of Chubb Insurance Company of Europe and worldwide manager of its Executive Protection Department. He holds a B.A. from Wesleyan University.

W. Preston Hutchings has served as president of Arch Investment Management Ltd. since April 2006 and senior vice president and chief investment officer of ACGL since July 2005. Prior to joining ACGL, Mr. Hutchings was senior vice president and chief investment officer of RenaissanceRe Holdings Ltd. Previously, he was senior vice president and chief investment officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Capital in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College in Clinton, New York, and received in 1981 an M.A. in Jurisprudence from Oxford University, where he studied as a Rhodes Scholar.

Mark D. Lyons has served as president and chief operating officer of Arch Insurance Group since June 2006. Prior to June 2006, he served as executive vice president of group operations and chief actuary of Arch Insurance Group from August 2003. From August 2002 to 2003, he was senior vice president of group operations and chief actuary of Arch Insurance Group. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was executive vice president of product services at Zurich U.S. From 1987 until 1992, he was a vice president and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. degree from Elizabethtown College. He is also an associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

Nicolas Papadopoulo has served as president and chief executive officer of Arch Re (Bermuda) since November 2005. Prior to November 2005, he served as chief underwriting officer of Arch Re (Bermuda) from October 2004. He joined Arch Re (Bermuda) in December 2001 as a senior property underwriter. Prior to that time, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama from 1990, including executive vice president and chief underwriting officer since 1997. Prior to 1990, Mr. Papadopoulo was an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l’Administration Economique in France with a masters degree in statistics. He is also a member of the International Actuarial Association and a fellow at the French Actuarial Society.

Louis T. Petrillo has been president and general counsel of Arch Capital Services Inc. since April 2002. From May 2000 to April 2002, he was senior vice president, general counsel and secretary of ACGL. From 1996 until May 2000, Mr. Petrillo was vice president and associate general counsel of ACGL’s reinsurance subsidiary. Prior to that time, Mr. Petrillo practiced law at the New York firm of Willkie Farr & Gallagher LLP. He holds a B.A. degree from Tufts University and a law degree from Columbia University.

John F. Rathgeber has served as president and chief executive officer of Arch Reinsurance Company since April 2004 and as managing director and chief operating officer of Arch Reinsurance Company since December 2001. From 1998 until 2001, Mr. Rathgeber was executive vice president of the financial solutions business unit of St. Paul Re. From November 1992 until 1996, Mr. Rathgeber was employed as a vice president in the non-traditional underwriting department at F&G Re, and from 1996 until 1998, Mr. Rathgeber served as a senior vice president of non-traditional reinsurance. Prior to joining F&G Re, Mr. Rathgeber was employed by Prudential Re from 1980 until 1992. During that time, he held various underwriting positions, and from 1988 until 1992, Mr. Rathgeber was a director in the actuarial department. Mr. Rathgeber holds a B.A. from Williams College. He is also a chartered property and casualty underwriter, a fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

Composition of the Board of Directors

The Board of Directors is required to determine which directors satisfy the criteria for independence under the rules of the National Association of Securities Dealers, Inc. (the “NASD”). To be considered independent, a director may not maintain any relationship that would interfere with his or her independent judgment in completing the duties of a director. The rules state that certain relationships preclude a board finding of independence, including a director who is, or during the past three years was, employed by the company, and any director who accepts any payments from the company in excess of $60,000 during the current year or any of the past three years, other than director fees or payments arising solely from investments in the company’s securities. The rules specifically provide that ownership of company stock by itself would not preclude a board finding of independence. Our Board of Directors consists of 10 directors, including eight non-employee directors. Our Board of Directors has concluded that the following eight non-employee directors are independent in accordance with the director independence standards set forth in Rule 4200 of the rules of the NASD:  Wolfe “Bill” H. Bragin, John L. Bunce, Jr., Sean D. Carney, Jeffrey A. Goldstein, Kewsong Lee, James J. Meenaghan, John M. Pasquesi and Robert F. Works. In making these independence determinations, the Board reviewed all relationships with the directors, including those reported under the caption “Certain Relationships and Related Transactions,” as well as other ordinary course transactions not meeting the disclosure threshold with insurers, reinsurers and producers in which a director or a fund affiliated with any of our directors maintained at least a 10% ownership interest.

Pursuant to the Shareholders Agreement entered into in connection with the capital infusion in November 2001, the Warburg Pincus funds and the Hellman & Friedman funds are entitled to nominate a prescribed number of directors based on the respective retained percentages of their preference shares purchased in November 2001. Currently, our Board of Directors includes three directors nominated by the Warburg Pincus funds and two directors nominated by the Hellman & Friedman funds. As long as the Warburg Pincus funds retain at least 75% of their original investment and Hellman & Friedman funds retain at least 60% of their original investment (or, depending upon the size of the Board of Directors, at lower retained percentages), these shareholders together will be entitled to nominate a majority of directors to our Board of Directors. Messrs. Bragin, Carney and Lee are the designees of the Warburg Pincus funds, and Messrs. Bunce and Goldstein are the designees of the Hellman & Friedman funds.

In addition, the Board of Directors had also concluded that David R. Tunnell, who resigned from the Board of Directors in July 2006, was independent under the applicable standards. Peter Appel, who did not stand for re-election at the annual general meeting held in May 2006 following the completion of his term as a director, was not considered independent due to the fact that he had previously concluded his services as an employee in June 2003 and, under applicable NASD rules, could not be deemed independent under applicable NASD rules for a three-year period ending July 2006.

Meetings and Committees of the Board of Directors

The Board of Directors held four meetings during 2006. The Board of Directors has established standing audit, compensation, executive, finance and investment, nominating and underwriting oversight committees. Each of the committees, except for the underwriting oversight committee, has a written charter, and these charters are posted on our Web site at www.archcapgroup.bm. None of the material on our Web site is incorporated herein by reference. Each director attended 75% or more of all meetings of the Board of Directors and any committees on which the director served during fiscal year 2006. Directors are encouraged but not required to attend our annual general meetings of shareholders. Eight of the 10 directors at the date of the 2006 annual general meeting attended that meeting.

As long as at least one representative of the Warburg Pincus funds is on the Board of Directors, each board committee will include at least one representative of the Warburg Pincus funds, and as long as at least one representative of the Hellman & Friedman funds is on the Board of Directors, each board committee will include at least one representative of the Hellman & Friedman funds. The foregoing is subject to the restrictions on service on the audit committee under the rules of the NASD and the Securities and Exchange Commission (the “SEC”). In March 2007, the Hellman & Friedman funds waived their rights to include a representative on the nominating committee, which waiver may be revoked at any time by the Hellman & Friedman funds.

Audit Committee

The audit committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of our internal audit function and independent auditors and (4) the compliance by the Company with legal and regulatory requirements. In 2006, our Board of Directors adopted a revised written charter for the audit committee. The audit committee currently consists of James J. Meenaghan (chairman), Wolfe “Bill” H. Bragin and Robert F. Works. All of such audit committee members are considered independent under the listing standards of the NASD governing the qualifications of the members of audit committees and the independence requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that Mr. Meenaghan qualifies as an “audit committee financial expert” under the rules of the SEC. The audit committee held five meetings during 2006. The report of the audit committee begins on page 12.

Compensation Committee

The compensation committee of the Board of Directors approves the compensation of our senior executives and has overall responsibility for approving and evaluating, and making recommendations to the Board of Directors regarding our officer compensation plans, policies and programs. The compensation committee currently consists of John L. Bunce, Jr. (chairman), Kewsong Lee, James J. Meenaghan and Robert F. Works. All of such compensation committee members are considered independent under the listing standards of the NASD governing the qualifications of the members of compensation committees. None of the members of the committee are or have been officers or employees of the Company. In addition, no executive officer of the Company served on any Board of Directors or compensation committee of any entity (other than ACGL) with which any member of our Board of Directors serves as an executive officer. The compensation committee held four meetings during 2006. The report of the compensation committee begins on page 20.

Executive Committee

The executive committee of the Board of Directors may generally exercise all the powers and authority of the Board of Directors, when it is not in session, in the management of our business and affairs, unless the Board of Directors otherwise determines. The executive committee currently consists of Kewsong Lee (chairman), John L. Bunce, Jr., Paul B. Ingrey and Constantine Iordanou. The executive committee did not meet during 2006.

Finance and Investment Committee

The finance and investment committee of the Board of Directors oversees the Board of Directors’ responsibilities relating to the financial affairs of the Company and recommends to the Board of Directors financial policies, strategic investments and overall investment policy, including review of manager selection, benchmarks and investment performance. The finance and investment committee currently consists of John M. Pasquesi (chairman), John L. Bunce, Jr., Sean D. Carney, Constantine Iordanou, Kewsong Lee and James J. Meenaghan. The finance and investment committee held three meetings during 2006.

Nominating Committee

The nominating committee of the Board of Directors is responsible for identifying individuals qualified to become directors and recommending to the Board of Directors the director nominees for consideration at each annual meeting of shareholders. The nominating committee currently consists of Kewsong Lee (chairman), John M. Pasquesi and Robert F. Works. All of such nominating committee members are considered independent under the listing standards of the NASD governing the qualifications of the members of nominating committees. The nominating committee held two meetings during 2006.

When the Board of Directors determines to seek a new member, whether to fill a vacancy or otherwise, the nominating committee will consider recommendations from Board members, management and others, including shareholders. In general, the committee will look for new members, including candidates recommended by shareholders, possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge and experience in the areas of insurance, reinsurance or other aspects of our business, operations or activities. A shareholder who wishes to recommend a director candidate for consideration by the nominating committee should send such recommendation in writing to Corporate Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda and should comply with the advance notice requirements set forth in our bye-laws, as described under the caption “Shareholder Proposals for the 2008 Annual General Meeting.” As described in more detail on page 57, every submission must include a statement of the qualifications of the nominee, a consent signed by the candidate evidencing a willingness to serve as a director if elected, and a commitment by the candidate to meet personally, if requested, with the nominating committee. It is the policy of the committee to review and evaluate each candidate for nomination submitted by shareholders in accordance with the above procedures on the same basis as candidates that are suggested by our Board of Directors.

The nominating committee has not paid a fee to third parties in connection with the identification and evaluation of nominees, nor has it rejected a candidate recommended by a 5% shareholder, but, in each case, reserves the right to do so.

Underwriting Oversight Committee

The underwriting oversight committee of the Board of Directors assists the Board of Directors by reviewing the underwriting activities of our insurance and reinsurance subsidiaries. The underwriting oversight committee currently consists of Paul B. Ingrey (chairman), Sean D. Carney, Jeffrey A. Goldstein and John M. Pasquesi. The underwriting oversight committee held four meetings in 2006.

Communications with the Board of Directors

Shareholders may communicate with the Board of Directors or any of the directors by sending written communications addressed to the Board of Directors or any of the directors, c/o Corporate Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda. All shareholder communications will be compiled by the Corporate Secretary for review by the Board of Directors.

Report of the Audit Committee of the Board of Directors

The audit committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements.

It is not the responsibility of the audit committee to plan or conduct audits or to determine that ACGL’s financial statements are in all material respects complete and accurate and in accordance with generally accepted accounting principles (“GAAP”). This is the responsibility of management and the independent public registered accounting firm. It is also not the responsibility of the audit committee to assure compliance with laws and regulations or with any codes or standards of conduct or related policies adopted by ACGL from time to time which seek to ensure that the business of ACGL is conducted in an ethical and legal manner.

The audit committee has reviewed and discussed the consolidated financial statements of ACGL and its subsidiaries set forth in Item 8 of our 2006 Annual Report, management’s annual assessment of the effectiveness of ACGL’s internal control over financial reporting and PricewaterhouseCoopers LLP’s opinion on the effectiveness of internal control over financial reporting and on management’s annual assessment of ACGL’s internal control over financial reporting, with management of ACGL and PricewaterhouseCoopers LLP, independent registered public accounting firm for ACGL.

The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, which includes, among other items, matters relating to the conduct of an audit of ACGL’s financial statements.

The audit committee has received the written confirmation from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 and has discussed with PricewaterhouseCoopers LLP their independence from ACGL.

Based on the review and discussions with management of ACGL and PricewaterhouseCoopers LLP referred to above and other matters the audit committee deemed relevant and appropriate, the audit committee has recommended to the Board of Directors that ACGL publish the consolidated financial statements of ACGL and subsidiaries for the year ended December 31, 2006 in our 2006 Annual Report.

AUDIT COMMITTEE James J. Meenaghan (chairman) Wolfe “Bill” H. Bragin Robert F. Works

Compensation Discussion and Analysis

Introduction

In this section, we discuss the principal aspects of our compensation program as it pertains to Constantine (Dinos) Iordanou, president and chief executive officer of ACGL, John Vollaro, executive vice president, chief financial officer and treasurer of ACGL, and our three other most highly-compensated executive officers in 2006, which include Marc Grandisson, chairman and chief executive officer of Arch Worldwide Reinsurance Group, Ralph Jones, chairman and chief executive officer of Arch Worldwide Insurance Group, and W. Preston Hutchings, president of Arch Investment Management Ltd. and senior vice president and chief investment officer of ACGL. We refer to these five individuals throughout this section as the “named executive officers.” Our discussion focuses on our compensation and practices relating to 2006.

The compensation committee of our Board of Directors (which we refer to as the “Committee” in this section) is responsible for determining and approving the individual elements of total compensation paid to the chief executive officer and our other executive officers and establishing overall compensation policies for our employees. The Committee also oversees the administration of executive compensation plans and certain employee benefits. Our Board of Directors appoints each member of the Committee and has determined that each is an independent director under the applicable standards of the NASD.

Compensation Objectives and Philosophy

The objectives of our executive compensation program are to:

•       attract and retain quality executives who will contribute to our long-term success and, thereby, increase shareholder value;

•       enhance the individual executive’s short and long-term performance;

•       align the interests of the executive with those of our shareholders; and

•       improve overall company performance and support the ACGL culture of teamwork, underwriting discipline and commitment to the highest ethical standards.

ACGL seeks to provide a compensation program that is driven by our overall financial performance, the increase in shareholder value, the success of the operating unit or function directly affected by the executive’s performance and the individual performance of the executive. The main principles of this strategy include the following:  (1) compensation decisions are driven by performance, (2) increased compensation is earned through an employee’s increased contribution and (3) a majority of total compensation should consist of variable, performance-based compensation.

We believe that the Company’s compensation program provides a competitive mix of pay elements that align executive incentives with shareholder value. Our executive compensation program includes both fixed and variable compensation, with an emphasis on long-term compensation that is tied to company performance. Although we do not apply rigid apportionment goals in our compensation decisions, our philosophy is that variable pay, in the form of annual cash incentive bonuses and share-based awards, should constitute the majority of total direct compensation. A substantial component of variable compensation is granted in the form of share-based awards, which make stock price appreciation fundamental in realizing a compensation benefit. By emphasizing long-term performance through using long-term incentives, we align our executives’ interests with our shareholders and create a strong retention tool.

We rely on our judgment in making compensation decisions for the named executive officers after reviewing the overall performance of our Company and evaluating an executive’s performance during the year against established objectives, leadership qualities, scope of responsibilities and current compensation. Specific factors affecting compensation decisions include key financial metrics, such as, growth in book value per share, return on equity (“ROE”), after-tax operating income, combined ratio, revenue growth, investment performance and share performance, as well as achieving strategic objectives and supporting our values by promoting a culture of integrity through compliance with law and our ethics policies. We generally do not adhere to rigid formulas in determining the amount and mix of compensation elements. We employ flexibility in our compensation programs and in the evaluation process, which we believe helps to position us to respond to changes in the business environment.

Elements of Compensation Program

The four primary components of our executive compensation program are (1) base salary, (2) annual cash incentive bonuses, (3) long-term incentive share-based awards and (4) benefits.

Base Salary.   Base salaries are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. We pay base salaries because they provide a basic level of compensation and are necessary to recruit and retain executives. The Committee has the ability, subject to the terms of any employment agreement, to use base salary adjustments to reflect an individual’s performance or changed responsibilities.

Base salary levels are also important because we generally tie the amount of incentive compensation to an executive’s base salary. For example, annual target bonus opportunities are denominated as a percentage of the executive’s base salary. In addition, as discussed above, the Committee emphasizes a mix of compensation weighted towards variable, performance-based compensation. At lower executive levels, base salaries represent a larger proportion of total compensation but at senior executive levels are progressively replaced with larger variable compensation opportunities.

Annual Cash Incentive Bonuses.   We use annual cash incentive bonuses as a short-term incentive to drive achievement of our annual performance goals. Specifically, annual cash incentive bonuses are designed to:  (1) promote the achievement of financial goals, (2) support our strategic objectives and (3) reward achievement of specific performance objectives.

Annual bonus awards are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibilities. The size of an executive’s bonus award is influenced by these factors, corporate performance, individual performance and market practice. As an employee’s responsibilities increase, the portion of his or her bonus that is dependent on corporate performance increases.

We initially denominate a target annual cash incentive bonus opportunity as a percentage of an executive’s base salary. For each employee, his or her target is an approximation of the bonus payment that may be paid if performance goals and other expectations are attained by both the employee and the Company as a whole. These target annual bonuses are indicative and do not set a maximum limit.

Our annual bonus awards are paid under our Incentive Compensation Plan. The plan combines two sets of performance measures:  (1) a qualitative judgment about progress and performance each year (referred to as the “Target Bonus Approach”) and (2) a quantitative, formula-based measure (referred to as the “Formula Approach”). Approved annual bonus awards are paid in cash in an amount reviewed and approved by the Committee and ordinarily paid in a single installment in the first quarter following the completion of a given year.

The Target Bonus Approach is applied to all the named executive officers, as well as to our investment management team and the employees of Arch Capital Services Inc. Under the Target Bonus Approach, the executive’s bonus is discretionary and is determined by the Committee taking into account overall company performance, department or function performance, individual performance and other measures deemed applicable by the Committee. The Committee measures company performance based on an analysis of our financial performance on an absolute basis and as compared to that of peer companies reviewed annually. The financial metrics evaluated by the Committee in measuring company performance include growth in book value per share, ROE, after-tax operating income, combined ratio, revenue growth, investment performance and share performance.

The Formula Approach is applied to all executives included in our insurance and reinsurance groups other than Messrs. Jones and Grandisson. Under the Formula Approach, a bonus pool is established for each of our insurance segment and our reinsurance segment based on underwriting performance during a given underwriting year. For each underwriting year, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants over a 10-year development period. Since much of our business requires multiple years to determine whether we have been successful in our assessment of risk, we have determined to structure our plan in this manner so that incentive payments are made to employees as actual results become known and ROE targets are met. Under the Incentive Compensation Plan, if the Board of Directors or the Committee determines that the Formula Approach results in compensation levels that do not appropriately reflect the Company’s underlying performance, then the Board of Directors or the Committee may terminate the Formula Approach or make adjustments to it that it deems appropriate. From 2002 to 2005, the Formula Approach was applied to Mr. Grandisson, who previously served as president and chief executive officer of Arch Re (Bermuda) through November 2005.

Historically, we have allocated all of the Company’s capital to the operating units for purposes of calculating ROE under our Incentive Compensation Plan, which is designed to encourage our underwriters to write insurance and reinsurance business that offers the highest risk-adjusted returns. In 2006, rates in many of our lines of business declined. In order to reinforce ACGL’s commitment to maintaining underwriting discipline, which involves writing only business that is adequately priced, the Board of Directors determined that a portion of the Company’s capital would not be allocated to the operating units for purposes of calculating ROE under the Incentive Compensation Plan for the 2006 underwriting year. Consistent with this philosophy of underwriting discipline, as well as our commitment to prudent and efficient capital management, in March 2007, the Board of Directors also authorized management to invest up to $1 billion in ACGL’s common shares through a share repurchase program.

Long-Term Incentive Share-Based Awards.   We emphasize long-term variable compensation at the senior executive levels because of our desire to reward effective long-term management decision making and provide the named executive officers with a future interest in the Company. Long-term incentives, which comprise a significant portion of executive compensation, are designed to focus attention on long-range objectives and future returns to shareholders, and are delivered to the named executive officers and other employees through share-based awards under our long-term incentive plans. Our long-term incentive share award plans provide for the grant to eligible employees of a wide range of share-based awards. To date, the Company has provided grants in the form of stock options and restricted common share awards.

Our share-based compensation is designed to align the interests of executives and shareholders by providing value to the executive as the share price increases. Due to the variability of the share price, the value of stock options and restricted share awards is dependent upon our overall results and how we are perceived by our shareholders and the marketplace. In the case of stock options, this is particularly true because a financial gain is only possible after the price of ACGL common shares has increased. Based on the foregoing, the Company believes that share-based awards encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of our common shares, which benefits all ACGL shareholders.

Share-based compensation grant levels and awards are reviewed and determined by the Committee periodically. Grants of share-based compensation are determined on the basis of a number of factors, including:  (1) corporate performance on an absolute basis (i.e., ROE-based) and relative to ACGL’s peers and individual performance, (2) the executive’s contribution to the Company’s success, (3) competitive total compensation and long-term incentive grant levels as determined in the market and (4) our share ownership objectives.

Share-based awards granted to employees vest over a prescribed period, motivating executives to remain with us and sustain high corporate performance in order to increase the value of such awards. The February 2006 grants outlined in the “Grants of Plan-Based Awards” table will vest over a three-year period, which is a longer vesting period than included in agreements for prior awards. As the Company’s operations continue to mature, the Company believes that longer vesting periods are consistent with the Company’s objectives to retain management and to align further the interests of management and the Company’s shareholders. Options awarded to executives are granted at 100% of the market value of the shares on the date of grant and, subject to the award agreements, will expire 10 years from the grant date.

Each award agreement expressly provides for the acceleration of the vesting of the applicable award and, in the case of stock options, adjustments to the option exercise period in the event the award recipient ceases to be an employee of the Company in certain circumstances. Please refer to the description of our award agreements included below under the caption “—Share-Based Award Agreements.” Commencing with the February 2006 annual grants, the award agreements for the named executive officers provide that, in the event that the employee’s employment is terminated by the Company other than for cause (or, in the case of Messrs. Iordanou, Vollaro, Grandisson and Jones, by the employee for good reason) within two years following a change in control, unvested shares and unvested options would immediately vest, and the options would have a remaining term of 90 days from termination. Unlike single trigger provisions that provide for vesting immediately upon a change in control, the agreements require a double trigger, a change in control followed by an involuntary loss of employment (or, in the case of Messrs. Iordanou, Vollaro, Grandisson and Jones, an involuntary change in responsibilities) within two years thereafter. This is consistent with the purpose of the provision, which is to provide employees with a guaranteed level of financial protection upon loss of employment.

In addition, commencing with grants on and after September 2004, our share-based award agreements provide that, if an employee’s employment terminates (other than for cause) after retirement age, unvested shares and unvested options would continue to vest pursuant to the normal vesting schedule so long as the employee does not engage in a competitive activity following retirement. However, the award agreements also provide that, if a retired employee does engage in a competitive activity, any unvested awards would be forfeited and the holder would have a reduced period in which to exercise vested options. These provisions are designed to help provide our retired employees with financial security so long as the Company’s interests are protected.

In the future, we currently plan to utilize another form of share-based award, stock-settled share appreciation rights (“SARs”) in replacement of stock options in jurisdictions where this type of award is appropriate. SARs represent a right to be paid, upon exercise, an amount measured by the difference between the fair market value per share on the exercise date and the exercise price of the SAR (the “spread”), multiplied by the number of shares with respect to which the SAR is exercised, with the resultant amount paid in shares valued on the exercise date. The value of SARs to employees should be equivalent to that of options, and SARs are less dilutive to shareholders. Prior to 2006, SARs were less desirable than options because SARs received variable accounting treatment under prior accounting rules, which meant that SARs were marked-to-market each quarter and could have a large impact on quarterly earnings, and, as a result, we did not consider utilizing SARs. Under the new accounting rules that made option expensing mandatory, stock-settled SARs now receive accounting treatment similar to options and, accordingly, the earnings charge for SARs should be identical to that of options with similar features.

Benefits.   ACGL seeks to provide benefit plans, such as medical coverage and life and disability insurance, in line with applicable market conditions. These health and welfare plans help ensure that the Company has a productive and focused workforce through reliable and competitive health and other benefits. In line with ACGL’s objective to provide careers and to promote retention, defined contribution retirement plans are provided for all employees according to local market conditions. Retirement plans help employees save and prepare for retirement. The named executive officers are eligible for the same benefit plans provided to all other employees.

Messrs. Iordanou, Vollaro, Grandisson and Jones also participate in the Company’s non-qualified defined contribution retirement plan, which provides these executives with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to limits on annual compensation that can be taken into account under qualified plans. The investment alternatives under the non-qualified plan are the same choices available to all participants under the tax-qualified defined contribution retirement plan and the executives do not receive preferential earnings on their investments. Account balances are paid in cash following termination of employment. The principal benefit to the executives is that U.S. taxes are deferred until distribution of the funds.

The Company provides our named executive officers with perquisites and other benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key employees. In developing our guidelines for the administration of these various benefits, the Company reviews the job requirements of various positions and the anticipated business use of such benefits, as well as available market data. Similar benefits are provided by our competitors for similarly-situated employees and have been necessary for recruitment and retention purposes. Many of these benefits relate to those executives who work and reside in Bermuda and are typical of such benefits provided to expatriates located in Bermuda. Examples of these benefits include housing allowances, club memberships, tax preparation services and home leave for executives and family for those executives working outside their home country. In addition, certain tax, accounting and other regulations often subject our executives to taxation on the receipt of certain benefits irrespective of the value such benefit confers to the executive. In these situations, we typically provide a tax gross-up payment to the executive to reimburse the executive for approximate amounts of additional tax liability the executive will need to pay as a result of receiving such benefits.

Committee Review

The Committee reviews the performance of, and approves the compensation paid to, the chief executive officer and the other named executive officers. The chief executive officer assists in the reviews of the other named executive officers through making recommendations on goals and objectives, evaluating performance and making recommendations regarding compensation. He also provides background information for meetings of the Committee. With this input from the chief executive officer with respect to the other named executive officers, the Committee uses discretion in determining compensation for these officers.

The Committee meets in executive sessions (without management present) as necessary, particularly when administering any aspect of the compensation program for the chief executive officer. Compensation matters in respect of the chairman, the chief executive officer and the chief financial officer of ACGL and the general counsel of Arch Capital Services Inc. are subject to ratification by the Board of Directors.

In determining the amount of named executive officer compensation each year, the Committee reviews overall company performance, the performance of the business unit or function that the executive leads and an assessment of each executive’s performance against expectations and competitive market data. The Committee considers competitive market practices with respect to senior executive compensation practices and levels of base salary, annual incentives, long-term incentives and benefits. The Committee reviews available survey data and annual reports on Form 10-K, proxy statements and other publicly available information for a representative sample of publicly-traded insurers and reinsurers which we believe compete directly with us for executive talent. Many of these competitor companies are of generally similar size and have generally similar numbers of employees, product offerings and geographic scope.

Materials for each meeting are generally provided in advance for review by the Committee. Materials may include the following:  reports on operating results and strategic results, schedules showing all forms of compensation paid to senior executives, background information regarding any proposed change to any element of compensation or benefits and peer group financial and compensation information.

2006 Compensation Decisions

The specific compensation decisions made for each named executive officer for 2006 reflect the strong performance of the Company against key financial and operational measurements. In evaluating the performance of the Company, we focus on two main benchmarks, growth in book value per share, which creates long-term value for shareholders, and ROE, which measures the generation of earnings and the efficient use of capital and drives growth in book value. We did extremely well in 2006 by both measures. Book value increased 30% in 2006 to $43.97 per diluted share at December 31, 2006, and after-tax operating income return on average equity was 25.6% for 2006. In addition, after-tax operating income available to common shareholders was $734.5 million, or $9.63 per diluted share, and our GAAP combined ratio declined to 85.4% in 2006 from 95.8% in 2005 due, in part, to the absence of major hurricane-related losses. Please refer to the “Management’s Discussion and Analysis” section of our 2006 Annual Report for an analysis of our financial and operational performance during 2006.

Consistent with our philosophy of emphasizing variable, performance-based compensation, the base salaries for 2007 for all named executive officers of the Company were not increased from 2006 levels.

In determining the performance-based portion of Mr. Iordanou’s compensation, the Committee evaluated Mr. Iordanou’s contributions toward creation and enhancement of shareholder value by considering objective factors, including the Company’s strong financial results achieved under his leadership and accomplishment of certain operational and strategic goals. The Committee also considered subjective factors, such as his leadership abilities and dedication. The Committee did not apply a formula or assign performance measures relative weights but made a subjective determination after considering these measures collectively. In light of this assessment, and as a result of his performance, Mr. Iordanou received a cash bonus of $3,500,000. In February 2006, he also was granted long-term incentive awards in the form of 20,000 restricted common shares and 150,000 stock options with a per share exercise price of $56.27 per share, each of which will vest in three equal annual installments commencing on the first anniversary of the grant date. These awards, which are reflected in the “Summary Compensation Table,” were awarded following an assessment of Mr. Iordanou’s performance during 2005. As noted below, the Committee expects to consider determinations for shared-based compensation for 2006 performance at meetings scheduled to be held in May.

In determining the performance-based compensation of our other named executive officers, the Committee evaluated overall performance of the Company and their contributions to that performance, as well as the performance of the business or function that each named executive officer leads. Again, the Committee did not apply a formula or assign performance measures relative weights but made a subjective determination after considering these measures collectively.

In assessing the performance of Messrs. Grandisson and Jones, who oversee the Company’s reinsurance operations and insurance operations, respectively, the Committee reviewed the estimated bonus pool determined under the Formula Approach, which is based on various ROE targets. In reviewing these calculations, the Committee recognizes that the estimated bonus pool provides only a current indication of underwriting performance as the bonus pool for the underwriting year will be recalculated annually over a 10-year development period as actual results emerge.

In light of this assessment, the named executive officers received the following annual incentive cash bonuses for performance during 2006:  Mr. Vollaro—$1,000,000; Mr. Grandisson—$900,000; Mr. Jones—$900,000; and Mr. Hutchings—$800,000. In addition, in February 2006, they were granted the following long-term incentive share-based awards (with the same principal terms described above):  Mr. Vollaro—40,000 options and 6,000 restricted common shares; Mr. Grandisson—20,000 options and 3,000 restricted common shares; Mr. Jones—30,000 options and 6,000 restricted common share units; and Mr. Hutchings—6,000 options and 1,000 restricted common shares (Mr. Hutchings’ share-based awards reflect the fact that he joined the Company in the middle of 2005, the relevant performance period). In order to limit the impact of the deductibility cap under Section 162(m) of the Code, certain amounts payable to Mr. Jones were deferred in accordance with our current policies, which are described below under the caption “Tax Considerations—Section 162(m).”

In addition, Mr. Grandisson, who previously participated in the Formula Approach until the 2005 underwriting year, also received a payment of $484,623 based on the calculated results for prior underwriting years under such Formula Approach.

As indicated above, and consistent with the Committee’s general compensation philosophy for senior executives, compensation for the named executive officers was weighted significantly towards performance-based compensation in the form of a cash bonus payment and share-based awards. Specifically, in 2006, for our named executive officers, we allocated compensation as follows:  (1) base salaries ranging from approximately 12% to 29% of total compensation and (2) variable, performance- based compensation, in the form of annual cash incentive bonuses and long-term incentive share-based awards, ranging from approximately 71% to 88% of total compensation. For this purpose, the percentages are based on total compensation that includes the base salary and cash bonus payments described above and the full grant date value of the February 2006 share-based awards calculated in accordance with prescribed accounting rules. The calculated amounts for the share-based awards differ from the amounts included in the “Summary Compensation Table,” which we calculated in accordance with SEC regulations and, accordingly, include expenses related to the awards granted in 2006 as well as prior years.

Certain Procedures Regarding Share-Based Compensation

The Committee approves all grants of share-based compensation to the named executive officers and other executives who file Section 16 reports with the SEC, and these awards also are generally approved by the full Board of Directors. The Committee approves annual share-based awards to other employees or, alternatively, may approve the size of the pool of such annual share-based awards to be granted to other employees, but may delegate to the chief executive officer and other members of senior management the authority to make and approve specific awards to other employees. In addition, the Committee has delegated to the chief executive officer or, in his absence, the chief financial officer the authority to make and approve specific share-based awards to non-executives, principally new hires, who are not subject to Section 16 of the Exchange Act. The Committee reviews any grants made under this delegation on a regular basis.

Our plans do not permit granting of stock options at an exercise price below the fair market value on the grant date and also do not allow for repricing or reducing the exercise price of a stock option. We set the exercise price of stock options at the closing share price on the date of grant.

It has been our practice to make annual grants of share-based compensation on the dates of regularly scheduled meetings of the full Board of Directors. Our process for establishing the grant date well in advance provides assurance that grant timing is not being manipulated for employee gain. It is our current intention to consider the determinations for annual grants on the date of the May meeting of our Board of Directors. We chose the May meeting of our Board of Directors because we believe that more complete information will be publicly available at that time regarding the financial performance of our competitors and the related share-based awards granted by our competitors for the prior year, which will provide the Committee and the Board of Directors with additional useful data before making final determinations on share-based compensation. Generally, grants are made to the named executive officers as part of the annual process that, for 2006, encompassed approximately 275 company employees worldwide. We may grant a small percentage of awards at other times throughout the year on the date of regularly-scheduled meetings of the Committee or the full Board of Directors in connection with hiring or the promotion of an executive or special retention circumstances. In addition, pursuant to the delegation of authority by the Committee described above, the chief executive officer or, in his absence, the chief financial officer may approve at other times grants of share-based awards to non-executive officers. In the case of a new hire, the awards have grant dates corresponding to the date the employment commences for the new hire.

Tax Considerations

Section 162(m).   Section 162(m) of the Code generally limits the deductible amount of annual compensation paid to the chief executive officer and four other most highly compensated executive officers to no more than $1,000,000 each. Since ACGL will not generally be subject to United States income tax, the limitation on deductibility will not directly apply to it. However, the limitation would apply to a United States subsidiary of ACGL if it employs the chief executive officer or one of the four other most highly compensated executive officers. Qualified performance-based compensation will be excluded from the $1,000,000 limitation on deductibility. Our policy is to qualify, to the extent reasonable, our executive officers’ compensation for deductibility under applicable tax laws. Consistent with this policy, our Incentive Compensation Plan includes a provision pursuant to which payments under the plan are deferred if it is necessary in order to avoid nondeductibility of the payments under Section 162(m) of the Code. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to our success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances due to the restrictions of Section 162(m). The Committee will review tax consequences as well as other relevant considerations in connection with compensation decisions.

Section 409A.   Amounts that are deferred or which become vested under our nonqualified deferred compensation programs after December 31, 2004 are subject to Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty. We currently operate our plans in good faith compliance with Section 409A as permitted by the proposed regulations issued by the Internal Revenue Service. When final Section 409A regulations are issued, we will amend our plans to the extent necessary to fully comply with Code Section 409A requirements.

Report of the Compensation Committee on the Compensation Discussion and Analysis

The Committee reviewed and discussed the “Compensation Discussion and Analysis” section included in this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement for filing with the SEC.

COMPENSATION COMMITTEE John L. Bunce, Jr. (chairman) Kewsong Lee James J. Meenaghan Robert F. Works

Summary Compensation Table

The following table provides information concerning the compensation for services in all capacities earned by the named executive officers for fiscal year 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Constantine Iordanou	2006	1,000,000	3,500,000	2,163,818	2,888,641	—		—	532,361	(3)	10,084,820
President and Chief Executive Officer of ACGL and Class II Director of ACGL
John D. Vollaro	2006	500,000	1,000,000	125,045	262,126	—		—	330,120	(4)	2,217,291
Executive Vice President, Chief Financial Officer and Treasurer of ACGL
Marc Grandisson	2006	625,000	900,000	1,013,674	617,481	484,623	(2)	—	299,401	(5)	3,940,179
Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group
Ralph E. Jones III	2006	625,000	900,000	125,045	210,678	—		—	161,913	(6)	2,022,636
Chairman and Chief Executive Officer of Arch Worldwide Insurance Group
W. Preston Hutchings	2006	400,000	800,000	119,870	248,510	—		—	55,609	(7)	1,623,989
President of Arch Investment Management Ltd. and Senior Vice President and Chief Investment Officer of ACGL

(1)             The amounts shown in these columns are based on the compensation expense recognized for financial reporting purposes for 2006 with respect to all share-based awards granted in 2006 as well as in prior years, without regard to forfeiture assumptions. With respect to stock awards, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (R), “Share-Based Payment,” expense is initially measured based on the grant date fair value of the award, and is generally recognized for financial reporting purposes over the period in which the employee is required to provide service in exchange for the award (generally the vesting period). In accordance with the provisions of SFAS No. 123 (R), we have computed the estimated grant date fair values of share-based compensation related to stock options using the Black-Scholes option valuation model having applied the assumptions set forth in the notes accompanying our financial statements. See note 13, “Share Capital” of the notes accompanying our consolidated financial statements included in our 2006 Annual Report. A discussion of the assumptions used in this valuation with respect to awards made in fiscal years prior to 2006 may be found in the corresponding notes to the Company’s consolidated financial statements for the fiscal year in which the award was made.

(2)             Under the Formula Approach included in our Incentive Compensation Plan, bonus pools for performance in each underwriting year have been established for designated personnel of our reinsurance operations and insurance operations. Under the plan, the bonus pools for each underwriting year will be recalculated annually, and any resultant payments will be made to plan participants over a 10-year development period. Mr. Grandisson, who previously participated in the Formula Approach until the 2005 underwriting year, received a payment of $484,623 based on the calculated results for prior underwriting years under such Formula Approach.

(3)             Includes:  (a) $148,023 in contributions to our defined contribution plans, (b) a housing allowance in Bermuda of $143,004, (c) incremental costs to the Company of $80,113 resulting from the use of company aircraft for commuting to the Company’s offices, (d) reimbursement of $45,004 for additional tax costs resulting from a change in tax laws relating to U.S. citizens working in Bermuda which became effective as of January 1, 2006 (the “Expatriate Law Change”) and (e) an aggregate of $52,511 in tax gross-up payments to reimburse the executive for the payment of taxes with respect to the Expatriate Law Change, commuting costs, family travel and home leave policies and certain club dues (the component of this tax gross-up that relates to the Expatriate Law Change is subject to adjustment—up or down—based upon the executive’s final tax return for 2006). The calculation of the incremental cost for company aircraft use is based on the variable operating costs to the Company for each flight, including hourly charges, fuel variable charges and applicable international fees. Fixed costs, which did not change based on usage, such as management fees not related to trips, are excluded. In addition, also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive:  an automobile allowance, Bermuda payroll tax reimbursements, tax preparation services, family travel and home leave policies, club dues and life insurance premiums.

(4)             Includes:  (a) $87,607 in contributions to our defined contribution plans, (b) a housing allowance in Bermuda of $116,259, (c) reimbursement of $34,562 for additional tax costs resulting from the Expatriate Law Change and (d) an aggregate of $28,281 in tax gross-up payments to reimburse the executive for the payment of taxes with respect to the Expatriate Law Change and commuting costs (the component of this tax gross-up that relates to the Expatriate Law Change is subject to adjustment—up or down—based upon the executive’s final tax return for 2006). In addition, also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive:  the use of company aircraft for commuting to the Company’s offices, an automobile allowance, Bermuda payroll tax reimbursements, tax preparation services and life insurance premiums.

(5)             Includes:  (a) $72,083 in contributions to our defined contribution plans and (b) a housing allowance in Bermuda of $158,100. In addition, also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive:  fees for children’s schooling, Bermuda payroll tax reimbursements, family travel and home leave policies, an automobile allowance, tax preparation services, club dues and life insurance premiums.

(6)             Includes:  (a) $67,690 in contributions to our defined contribution plans, (b) a housing allowance of $61,859 and (c) $31,584 in tax gross-up payments to reimburse the executive for the payment of taxes with respect to the housing allowance. In addition, also includes the payment for life insurance premiums, which did not exceed the greater of $25,000 or 10% of the total amount of these benefits for the named executive.

(7)             Includes:  (a) $20,000 in contributions to our defined contribution plans, (b) $12,511 in Bermuda payroll tax reimbursements, (c) an automobile allowance of $11,667 and (d) club dues of $8,350. In addition, also includes the payment for life insurance premiums, which did not exceed the greater of $25,000 or 10% of the total amount of these benefits for the named executive.

Grants of Plan-Based Awards

The following table provides information concerning grants of share-based awards made to our named executive officers in fiscal year 2006:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock
Name	Grant Date	Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)	of Stock or Units (#) (1)	Underlying Options (#) (1)	Option Awards ($/Sh)	and Option Awards ($) (2)

Constantine Iordanou	2/23/2006	—	—	—	—	—	—	20,000	—	—	1,125,400
	2/23/2006	—	—	—	—	—	—	—	150,000	56.27	2,719,635
John D. Vollaro	2/23/2006	—	—	—	—	—	—	6,000	—	—	337,620
	2/23/2006	—	—	—	—	—	—	—	40,000	56.27	725,236
Marc Grandisson	2/23/2006	—	—	—	—	—	—	3,000	—	—	168,810
	2/23/2006	—	—	—	—	—	—	—	20,000	56.27	362,618
Ralph E. Jones III	2/23/2006	—	—	—	—	—	—	6,000	—	—	337,620
	2/23/2006	—	—	—	—	—	—	—	30,000	56.27	543,927
W. Preston Hutchings	2/23/2006	—	—	—	—	—	—	1,000	—	—	56,270
	2/23/2006	—	—	—	—	—	—	—	6,000	56.27	108,785

(1)                The February 2006 grants indicated above were awarded in the form of stock options and restricted share awards. These awards will vest over a three-year period, and the options were granted at 100% of the market value of the shares on the date of grant and, subject to the award agreements, will expire 10 years from the grant date. The restricted share awards indicated above were granted in the form of restricted common shares, except for Mr. Jones’ award, which was granted in the form of restricted common share units that will be settled in common shares after the termination of his employment as provided in the award agreement.

(2)                The amounts shown in this column represent the grant date fair value of the underlying award computed in accordance with SFAS No. 123 (R) as discussed in note 13, “Share Capital” of the notes accompanying our consolidated financial statements included in our 2006 Annual Report.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Constantine Iordanou	425,000	—	—	23.50	1/1/2012	24,464	1,654,011	—	—
	120,000	—	—	39.00	9/22/2014	—	—	—	—
	—	150,000	—	56.27	2/23/2016	—	—	—	—
John D. Vollaro	85,000	—	—	25.30	1/18/2012	6,000	405,660	—	—
	40,000	—	—	39.00	9/22/2014	—	—	—	—
	—	40,000	—	56.27	2/23/2016	—	—	—	—
Marc Grandisson	37,500	—	—	20.00	10/23/2011	53,716	3,631,739	—	—
	32,000	—	—	39.00	9/22/2014	—	—	—	—
	—	80,000	—	55.04	11/15/2015	—	—	—	—
	—	20,000	—	56.27	2/23/2016	—	—	—	—
Ralph E. Jones III	50,000	—	—	34.71	7/1/2013	6,892	465,968	—	—
	40,000	—	—	39.00	9/22/2014	—	—	—	—
	—	30,000	—	56.27	2/23/2016	—	—	—	—
W. Preston Hutchings	33,334	16,666	—	45.34	7/1/2015	13,500	912,735	—	—
	—	6,000	—	56.27	2/23/2016	—	—	—	—

(1)             Each of the above stock options vest in three equal annual installments commencing on February 23, 2007, except that the 80,000 options held by Mr. Grandisson will vest on December 31, 2008 and the 16,666 options held by Mr. Hutchings will vest on July 1, 2007. All of such options will expire 10 years from the date of grant (subject to the terms of the award agreements).

(2)             The above restricted share awards vest in three equal annual installments commencing on February 23, 2007, except that (a) 4,464 common shares vested to Mr. Iordanou on February 26, 2007, (b) 716 common shares vested to Mr. Grandisson on February 26, 2007 and 50,000 common shares will vest to him on December 31, 2008, (c) 892 common share units vested to Mr. Jones on February 26, 2007 and (d) 12,500 common shares will vest to Mr. Hutchings on July 1, 2010 (subject to the terms of the award agreements). Mr. Jones’ awards were granted in the form of restricted common share units that will be settled in common shares after the termination of his employment as provided in the award agreement.

(3)             Market value of unvested shares or units on an aggregate basis are valued as of December 29, 2006 in accordance with applicable SEC rules.

Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock options and each vesting of stock during fiscal year 2006 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Constantine Iordanou	—	—	340,214	22,869,822
John D. Vollaro	—	—	2,000	124,840
Marc Grandisson	—	—	15,845	1,010,513
Ralph E. Jones III	50,000	1,739,100	2,893	175,661
W. Preston Hutchings	—	—	—	—

(1)          We computed the dollar amount realized upon exercise by multiplying the number of shares by the difference between the market price of the underlying shares at exercise and the exercise price of the options.

(2)          We computed the dollar amount realized upon vesting by multiplying the number of shares by the market value of the underlying shares on the vesting date.

Non-Qualified Deferred Compensation

The following table provides information with respect to our defined contribution plan that provides for deferral of compensation on a basis that is not tax-qualified:

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Constantine Iordanou	2,633,333	120,833	(2)	986,848	—	9,276,094	(3)
	—	—		227,210	—	1,194,533	(4)
John D. Vollaro	1,025,000	60,417	(2)	109,833	—	2,734,053	(3)
Marc Grandisson	—	52,083	(2)	57	—	52,141	(3)
Ralph E. Jones III	458,889	40,500	(2)	113,971	—	1,437,946	(3)
	—	337,620	(4)	834,123	—	4,433,255	(4)
W. Preston Hutchings	—	—		—	—	—

(1)             All of such amounts were deferred by the named executive officers and are also reported in the “Summary Compensation Table” in the “Salary” column for 2006 and the “Bonus” column for 2005.

(2)             All of such contributions by the Company are also reported in the “Summary Compensation Table” for fiscal year 2006 in the “All Other Compensation” column.

(3)             Includes the following amounts which we also reported in the “Summary Compensation Table” for fiscal year 2006 or in prior years:  Mr. Iordanou—$7,579,939; Mr. Vollaro—$2,557,392; Mr. Grandisson—$52,083; and Mr. Jones—$1,256,114.

(4)             Indicates the value of restricted common share units that will be settled in common shares after the termination of employment as provided in the applicable award agreements. The amount indicated in the “Registrant Contributions in Last FY” column for Mr. Jones is based on closing price of ACGL’s common shares on the date of grant, and such award vests in three equal annual installments commencing on February 23, 2007. The amounts indicated in the “Aggregate Balance at Last FYE” column are based on the closing price of ACGL’s common shares on December 29, 2006. All of such grants have been reported in the “Summary Compensation Table” for fiscal year 2006 or in prior years as follows: (a) “Registrant Contributions in Last FY” for Mr. Jones—$95,803; and (b) “Aggregate Balance at Last FYE” for Mr. Iordanou—$500,000 and Mr. Jones—$2,547,042.

The Company maintains a non-qualified Executive Supplemental Non-Qualified Savings and Retirement Plan. Under this plan, participants may defer eligible base salary in excess of the compensation limit imposed by the Code (“Excess Compensation”) (for 2006, base salary in excess of $220,000, which amount has been increased to $225,000 for 2007) and the Company provides matching contributions on these deferrals in amounts equal to 100% of the first 3% of salary contributed to the plan and 50% of the next 3% of salary contributed to the plan. The Company also makes pension-like contributions on behalf of the eligible named executive officers in an amount equal to 10% of Excess Compensation. In addition, the named executive officers may defer up to 100% of annual bonus paid each year and these bonus deferral contributions are not eligible for matching contributions by the Company. Until distribution, the contributions and any earnings are held in an irrevocable trust known as a “rabbi trust” by an independent trustee, and the trust assets remain subject to the Company’s creditors. The participants may elect to have their contributions under the plan deemed to be invested among certain permissible fund options managed by the trustee. The plan provides that, as soon as practicable following retirement, death or other termination of employment, all benefits under the plan will be distributed in a single lump sum in cash. However, the participants may elect to change the method of distribution of benefits from a lump sum to payment in installments over a period not to exceed 10 years.

Employment Arrangements

Set forth below is a summary of the material terms of the employment arrangements with each of the named executive officers.

Constantine Iordanou

In January 2002, Mr. Iordanou was appointed to our Board of Directors and as chief executive officer of Arch Capital Group (U.S.) Inc., responsible for the general management and oversight of the U.S. insurance operations of Arch Capital Group (U.S.) Inc. and its affiliates. Effective August 1, 2003, Constantine Iordanou became president and chief executive officer of ACGL. His employment agreement currently provides for an annual base salary of $1,000,000, which is subject to review annually for increase at the discretion of the Board of Directors. Mr. Iordanou is eligible to participate in an annual bonus plan on terms established from time to time. The target rate for the annual cash bonus is 100% of his annual base salary. Mr. Iordanou is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance; the cost of preparation of annual tax returns and associated tax planning (up to the maximum $7,500 annually); and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. Since Mr. Iordanou relocated to Bermuda, his employment agreement also provides for the use of any private aircraft owned or leased by the Company or such other reasonably comparable air transportation for travel between Bermuda and the New York Metropolitan area. In addition, Mr. Iordanou is also entitled to an amount equal to the excess, if any, of the amount of income and employment taxes payable by him to Bermuda, New York and any other governmental taxing authority over the amount that would have been payable by him had he resided in New York for the entire calendar year. The agreement also provides that, during the employment period, ACGL will use its best efforts to cause Mr. Iordanou to be elected to our Board of Directors. The current term of Mr. Iordanou’s employment agreement ends on January 1, 2008, but we or Mr. Iordanou may terminate his employment at any time. The agreement provides that it will be automatically extended for successive one-year periods after the current term unless either we or Mr. Iordanou gives at least 12 months notice of the intention not to renew.

The agreement provides that if Mr. Iordanou’s employment is terminated by his death, he will receive a prorated portion of his bonus that would have been paid for the year of his death and an amount equal to two times the sum of his base salary and target annual bonus payable in a lump sum. His agreement also provides that if his employment is terminated due to his permanent disability, he will receive a prorated portion of his bonus that would have been paid for the year in which he becomes disabled, as determined by the Board of Directors, and an amount equal to 40% of his base salary payable in monthly installments during the period of his disability extending through the time period provided for in our disability plan. The agreement further provides that if we terminate Mr. Iordanou’s employment without cause or he resigns for good reason, he will receive a prorated portion of his bonus that would have been paid for the year of his termination and an amount equal to two times the sum of his base salary and target annual bonus payable over an 18-month period in equal monthly installments. Mr. Iordanou’s major medical insurance coverage benefits pursuant to his employment agreement will continue for 18 months after the date of termination in the event that (1) his employment ends due to death or permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason (or until such time as he has major medical insurance coverage under the plan of another employer). The agreement also provides that if Mr. Iordanou’s employment is terminated by us for cause or he resigns other than for good reason, he will receive his base salary through the date of termination.

Mr. Iordanou has agreed that, during the employment period and for the period of 18 months after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If we terminate Mr. Iordanou’s employment without cause or he terminates for good reason, the term of his non-competition period will extend only as long as he is receiving benefits under the Company’s major medical insurance coverage. Further, Mr. Iordanou has agreed to extend the non-competition period for a period of 18 months in the event of termination due to the expiration of the term of his agreement if he is paid an amount equal to two times his base salary and annual target bonus (payable in equal monthly installments over that period) and he remains covered by the Company’s major medical insurance plan. Mr. Iordanou also agreed that he will not, for an 18-month period following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

In addition, in the event of a change in control, the agreement provides for tax protection in the form of a gross-up payment to reimburse Mr. Iordanou for any excise tax under Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change in control. A payment as a result of a change in control must equal or exceed three times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. The agreement provided that any gross-up payment will be reduced by an amount equal to the lesser of (i) the smallest amount possible such that no payment would be treated as a “parachute payment” under Section 280G of the Code and (ii) $2,500,000 for payments that become payable as a result of a termination of employment occurring in calendar year 2006 even if actually paid in later years. Notwithstanding the foregoing provision, if, without regard to any gross-up payment and without any reduction in payments, the net amount retained by Mr. Iordanou, after subtracting from the payments otherwise to be made all taxes imposed thereon, would exceed the after-tax amount that would be retained by him with the gross-up payment and after the reduction described above, then no reduction in payments will be made and no gross-up payment will be made. The intent of the tax gross-up is to provide a benefit without a tax penalty to the chief executive officer in the event he is displaced in the event of a change in control.

John D. Vollaro

Mr. Vollaro has been appointed as our executive vice president, chief financial officer and treasurer. Mr. Vollaro’s employment agreement currently provides for an annual base salary of $500,000. Mr. Vollaro is eligible to participate in an annual bonus plan on terms established from time to time by our Board of Directors. The target rate for the annual bonus is 100% of his annual base salary. Mr. Vollaro is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance; the cost of preparation of annual tax returns and associated tax planning (up to the maximum $7,500 annually); and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. His agreement also provides that the Company will reimburse him, on an after-tax basis, for his reasonable expenses incurred in traveling between Bermuda and the United States. In addition, Mr. Vollaro is also entitled to an amount equal to the excess, if any, of the amount of income and employment taxes payable by him to Bermuda, Connecticut and any other governmental taxing authority over the amount that would have been payable by him had he resided in Connecticut for the entire calendar year. The current term of his employment agreement ends on January 18, 2008, but we or Mr. Vollaro may terminate his employment at any time. Such agreement will be automatically extended for successive one-year periods after the term unless either we or Mr. Vollaro gives at least 60 days notice of the intention not to renew.

The agreement provides that if Mr. Vollaro’s employment is terminated without cause or for good reason, he will be entitled to receive an amount equal to 18 months of base salary. The agreement also provides that if Mr. Vollaro’s employment is terminated for cause, as a result of his resignation or leaving employment other than for good reason, as a result of death or permanent disability, or by written notice of the intention not to renew the agreement by us or Mr. Vollaro, he will be entitled to receive his base salary through the date of termination. The agreement further provides that if Mr. Vollaro’s employment is terminated by reason of death or permanent disability, he will also be entitled to receive his annual bonus prorated through the date of termination, provided that such bonus will not be less than the average annual bonus received for the preceding three years; and, if he has not received bonuses for three years, he will receive a prorated portion of the average of the bonuses received, if any, but not less than a prorated portion of 90% of his base salary. Mr. Vollaro’s major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason.

Mr. Vollaro has agreed that, during the employment period and for a period of two years after termination of employment for cause or as a result of his resignation or leaving employment other than for good reason, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If we terminate Mr. Vollaro’s employment without cause or he terminates for good reason, the term of his non-competition period will extend only as long as he is receiving his severance payments and benefits under our major medical insurance coverage. Further, Mr. Vollaro has agreed to a non-competition period of two years if his termination results from notice of the intent not to renew the agreement by us or Mr. Vollaro, and we agree in writing to pay him the sum of his annual base salary and target annual bonus for such period, payable in monthly installments over such period. Mr. Vollaro also agreed that he will not, for a period of two years following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

Marc Grandisson

Mr. Grandisson was promoted to the position of chairman and chief executive officer of Arch Worldwide Reinsurance Group in November 2005. Previously, he served Arch Re (Bermuda) as president and chief executive officer from February 2005 to November 2005, president and chief operating officer from April 2004 to February 2005 and senior vice president, chief underwriting officer and chief actuary from October 2001 to April 2004. In connection with his promotion in November 2005, Mr. Grandisson entered into a three-year employment agreement ending December 31, 2008 and his annual base salary was increased to $625,000. Mr. Grandisson’s annual base salary is subject to review annually for increase at the discretion of the Board of Directors. The target rate for the annual cash bonus is 100% of the annual base salary. Mr. Grandisson is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board of Directors. Mr. Grandisson is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance; and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. His agreement also provides that the Company will reimburse him, on an after-tax basis, for his reasonable expenses incurred in traveling between Canada and Bermuda. The term of his employment agreement ends on December 31, 2008, but we or Mr. Grandisson may terminate his employment at any time. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Grandisson gives notice at least 60 days prior to the expiration of the original term or any extended term. The agreement provides that if the employment of Mr. Grandisson is terminated without cause or for good reason before December 31, 2008, he will be entitled to receive an amount equal to his annual base salary. Mr. Grandisson’s major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason. If Mr. Grandisson’s employment is terminated for cause or if he resigns without good reason or as a result of his death or disability, he will receive his annual base salary to the date of such termination.

Mr. Grandisson agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he gives notice of his intent not to extend his employment term in accordance with the employment agreement. In such case, we may extend the non-competition period to up to an additional six months following this one-year period if we pay his base salary for the additional six-month period. Mr. Grandisson also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

In consideration of his three-year employment commitment, in November 2005, Mr. Grandisson also was granted 50,000 restricted common shares and 80,000 stock options, each of which will vest to him on December 31, 2008 so long as he remains an employee of the Company on such date. In the event that his employment terminates due to his death or permanent disability or his employment is terminated by the Company without cause or he resigns for good reason, all of such shares and options will immediately vest. In the event of termination for any other reason, all unvested shares and unvested options will be forfeited. In addition, in the event that Mr. Grandisson is terminated for cause, all of his vested options will cease to be exercisable and will be immediately forfeited. In the event that we terminate his employment other than for cause, he resigns for good reason or his employment terminates due to death or permanent disability, Mr. Grandisson’s options will have a remaining term of three years following termination. In the event of termination for any other reason, all of such options will remain exercisable for a period of 90 days from termination.

Ralph E. Jones III

Mr. Jones serves as chairman and chief executive officer of Arch Insurance Group. Mr. Jones has also served as chairman and chief executive officer of Arch Worldwide Insurance Group, an executive position at ACGL, since September 2003. His employment agreement currently provides for an annual base salary of $625,000. The annual base salary is subject to review annually for increase at the discretion of the Board of Directors. The target rate for the annual cash bonus is 100% of the annual base salary. Mr. Jones is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board of Directors. Mr. Jones is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance; and other benefits provided to senior executives of the Company. The initial term of his employment agreement ends on July 1, 2008. The employment agreement may be terminated at any time by us or for good reason by Mr. Jones. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Jones gives notice at least 60 days prior to the expiration of the original term or any extended term. The agreement provides that if the employment of Mr. Jones is terminated without cause or for good reason, he will be entitled to receive an amount equal to two times his annual base salary and his annual target bonus. Mr. Jones’ major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason. If the employment agreement is terminated by us for cause, resignation by Mr. Jones from his position other than for good reason or as a result of his death or permanent disability, Mr. Jones is entitled to receive his annual base salary through the date of such termination.

Mr. Jones agreed that, during the employment period and for the period of two years after termination of employment for cause or if Mr. Jones resigns without good reason, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If his employment is terminated by us without cause or by Mr. Jones with good reason, the non-competition period will extend for the period during which we pay Mr. Jones severance, as discussed above. In the event that the termination of employment is due to us or Mr. Jones giving written notice of such party’s intention not to extend the employment agreement, the non-competition period will be 24 months following the date of such termination if we pay Mr. Jones his annual base salary and target annual bonus over such non-competition period. Mr. Jones also agreed that he will not, for a period of two years following termination, induce or attempt to induce any persons who were our employees during such non-solicitation period or within the six months prior thereto to leave his or her position with us or induce any customer to cease doing business with us.

W. Preston Hutchings

W. Preston Hutchings serves as president of Arch Investment Management Ltd. and senior vice president and chief investment officer of ACGL. The terms of his employment provide for an annual base salary of $400,000. The annual base salary is subject to review annually for increase at the discretion of the Board of Directors. The target rate for the annual cash bonus for Mr. Hutchings is 100% of his annual base salary. Mr. Hutchings is eligible to receive an annual cash bonus and share-based awards at the discretion of the Board of Directors and to participate in our employee benefit programs. The Company or Mr. Hutchings may terminate his employment at any time.

In connection with his retention in July 2005, Mr. Hutchings was granted 12,500 restricted common shares, which will vest to him on July 1, 2010, and 50,000 stock options, which vest in three equal annual installments commencing on July 1, 2005. In the event that his employment terminates due to his death or permanent disability, all of such restricted common shares and the unvested stock options will immediately vest. The restricted common shares will also vest in the event his employment is terminated by the Company without cause. In the event of termination for any other reason, all unvested shares and unvested options will be forfeited. In addition, in the event that Mr. Hutchings is terminated for cause, all of his vested options will cease to be exercisable and will be immediately forfeited. In the event that we terminate his employment other than for cause or his employment terminates due to death or permanent disability, Mr. Hutching’s options will have a remaining term of three years following termination. In the event of termination for any other reason, all of such options will remain exercisable for a period of 90 days from termination.

Share-Based Award Agreements

Our long-term incentive share award plans provide for the grant to eligible employees and directors of stock options, stock appreciation rights, restricted shares, restricted share units payable in common shares or cash, share awards in lieu of cash awards, dividend equivalents, performance shares and performance units and other share-based awards.

To date, the Company has provided grants in the form of stock options and restricted common shares and restricted common share units. Share-based awards granted to employees vest over a prescribed period, motivating executives to remain with us and sustain high corporate performance in order to increase the value of such awards. The February 2006 grants outlined in the “Grants of Plan-Based Awards” table will vest over a three-year period, which is a longer vesting period than included in agreements for prior awards. As the Company’s operations continue to mature, the Company believes that longer vesting periods are consistent with the Company’s objectives to retain management and to align further the interests of management and the Company’s shareholders. Options awarded to executives are granted at 100% of the market value of the shares on the date of grant and, subject to the award agreements, will expire 10 years from the grant date.

Each award agreement expressly provides for the acceleration of the vesting of the applicable award and, in the case of stock options, adjustments to the option exercise period in the event the award recipient ceases to be an employee of the Company in certain circumstances. In the event that an employee’s employment terminates due to his death or permanent disability, unvested restricted shares and unvested stock options would immediately vest, and the employee or his/her estate may exercise the options for a period of three years. In the event that an employee’s employment is terminated by the Company for cause, all unvested restricted shares would be forfeited and all unvested and vested options would be forfeited. Commencing with grants on and after September 2004, in the event that an employee’s employment terminates (other than for cause) after retirement age, unvested shares and unvested options would continue to vest on the schedule set forth in the applicable agreement so long as the employee does not engage in a competitive activity. If the employee does engage in a competitive activity, then any unvested awards would be forfeited and the holder would have a reduced period in which to exercise vested options. Commencing with the February 2006 annual grants, the award agreements for the named executive officers provide that, in the event that the employee’s employment is terminated by the Company other than for cause (or, in the case of Messrs. Iordanou, Vollaro, Grandisson and Jones, by the employee for good reason) within two years following a change in control, unvested shares and unvested options would immediately vest, and the options would have a remaining term of 90 days from termination. In the event of termination for any other reason, all unvested shares and unvested options would be forfeited, and the holder may exercise vested options for a period of 90 days from termination. For certain awards granted prior to February 2006 to certain of the named executive officers, the applicable agreements provided that, in the event of termination of employment by the Company without cause (or, in certain limited cases, by the employee for good reason), all unvested shares and unvested options would immediately vest, and the options would have a remaining term of three years following termination. The foregoing description is qualified in its entirety by reference to the award agreements.

Potential Payments Upon Termination or Change in Control

The following table provides information on the various payments and benefits that each named executive officer would have been entitled to receive if his last day of employment with the Company had been December 29, 2006 under the various circumstances presented. Please refer to the above descriptions of our employment agreements and share-based award agreements, which outline these potential payments and benefits (see “—Employment Arrangements” and “—Share-Based Award Agreements”).

Name	Voluntary ($)		For Cause ($)	Death ($)	Disability ($)	Without Cause or For Good Reason (as applicable) ($)	Without Cause or For Good Reason (as applicable) following a Change in Control ($)
Constantine Iordanou
Cash Severance (1)	—		—	5,000,000	3,579,766	5,000,000	5,000,000
Accelerated Vesting of Share-Based Awards (2)	—	(4)	—	3,355,011	3,355,011	301,811	3,355,011
Health & Welfare (3)	—		—	19,451	19,451	19,451	19,451
Total	—		—	8,374,462	6,954,228	5,321,262	8,374,462
John D. Vollaro
Cash Severance (5)	—		—	806,333	806,333	750,000	750,000
Accelerated Vesting of Share-Based Awards (2)	—	(4)	—	859,260	859,260	—	859,260
Health & Welfare (3)	—		—	—	—	8,315	8,315
Total	—		—	1,665,593	1,665,593	758,315	1,617,575
Marc Grandisson
Cash Severance (6)	—		—	—	—	625,000	625,000
Accelerated Vesting of Share-Based Awards (2)	—		—	4,864,139	4,864,139	4,434,509	4,864,139
Health & Welfare (3)	—		—	—	—	12,599	12,599
Total	—		—	4,864,139	4,864,139	5,072,108	5,501,738
Ralph E. Jones III
Cash Severance (7)	—		—	—	—	2,500,000	2,500,000
Accelerated Vesting of Share-Based Awards (2)	—		—	806,236	806,236	60,376	806,236
Health & Welfare (3)	—		—	—	—	12,967	12,967
Total	—		—	806,236	806,236	2,573,343	3,319,203
W. Preston Hutchings
Cash Severance	—		—	—	—	—	—
Accelerated Vesting of Share-Based Awards (2)	—		—	1,351,927	1,351,927	845,125	980,775
Health & Welfare	—		—	—	—	—	—
Total	—		—	1,351,927	1,351,927	845,125	980,775

(1)          In the case of termination (i) due to death, (ii) by the Company without cause or (iii) by the executive for good reason, Mr. Iordanou will be entitled to receive a prorated target bonus based on the termination date plus two times the sum of his base salary and target annual bonus, with such amounts payable (A) in a lump sum as soon as practicable following death and (B) except as otherwise required to be deferred for six months under Section 409A of the Code, in equal monthly installments over an 18-month period for the other cases. In the case of termination due to disability, Mr. Iordanou will be entitled to receive a prorated bonus based on the termination date plus 40% of his base salary on a monthly basis for the maximum disability term under our plans (i.e., through his 65th birthday). In the case of disability, the monthly amount payable of $33,333 over 98 months was discounted using the current short-term federal rate of 5.98%.

(2)          Represents the intrinsic value (i.e., the value based upon the Company’s closing share price on December 29, 2006 or in the case of options, the excess of the closing price over the exercise price) of accelerated vesting of certain unvested share-based awards as of December 29, 2006 under the various circumstances presented. In the event of death or disability, the options must be exercised within three years, and, in the event of termination by the Company without cause or by the executive for good reason, the options must be exercised within 90 days.

(3)          Represents the employer cost relating to the continuation of medical insurance coverage under the terms described in each executive’s employment agreement for the various circumstances presented.

(4)          Since Messrs. Iordanou and Vollaro are of retirement age (as defined in our plans), any unvested restricted shares and unvested stock options will continue to vest according to the vesting schedule and, in the case of stock options, the options will continue to have the full exercise period of 10 years from the date of grant. In the event that either of them engages in a competitive activity (as defined in the agreements) following retirement, the exercise periods for the options would be reduced.

(5)          In the case of termination due to death or disability, Mr. Vollaro will receive a prorated bonus based on the termination date; provided, however, that the amount may not be less than the average of the bonuses paid to him for the last three years. In the case of termination by the Company without cause or by the executive for good reason, Mr. Vollaro will be entitled to receive 18 months of base salary payable, except as otherwise required to be deferred for six months under Section 409A of the Code, in equal monthly installments.

(6)          In the case of termination by the Company without cause or by the executive for good reason, Mr. Grandisson will be entitled to receive 12 months of base salary payable in equal monthly installments.

(7)          In the case of termination by the Company without cause or by the executive for good reason, Mr. Jones will be entitled to receive two times the sum of his base salary and target annual bonus payable, except as otherwise required to be deferred for six months under Section 409A of the Code, in equal monthly installments.

Director Compensation

The following table provides information concerning the compensation of the directors for fiscal year 2006:

	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compen- sation
Name	($) (1)	(3) (4)	($)	($)	Earnings ($)	($) (6)	Total ($)
Paul B. Ingrey (2)	500,000	—	—	—	—	62,548	562,548
Wolfe “Bill” H. Bragin	42,016	84,980	—	—	—	—	126,996
John L. Bunce, Jr.	69,500	34,996	—	—	—	—	104,496
Sean D. Carney	17,016	84,980	—	—	—	—	101,996
Jeffrey A. Goldstein (5)	20,167	23,297	—	—	—	—	43,464
Kewsong Lee	28,016	84,980	—	—	—	—	112,996
James J. Meenaghan	69,516	84,980	—	—	—	—	154,496
John M. Pasquesi	73,000	34,996	—	—	—	—	107,996
Robert F. Works	46,016	84,980	—	—	—	—	130,996

(1)           Each non-employee member of our Board of Directors is entitled to receive an annual cash retainer fee in the amount of $50,000. Each such director is entitled, at his option, to receive this retainer fee in the form of common shares instead of cash. If so elected, the number of shares distributed to the non-employee director would be equal to 100% of the amount of the annual retainer fee otherwise payable divided by the fair market value of our common shares. Each non-employee director also receives a meeting fee of $2,500 for each Board meeting attended and $1,000 for each committee meeting attended. In addition, each non-employee director serving as chairman of the audit committee receives an annual fee of $50,000, and other members of the audit committee receive an annual fee of $25,000. Each non-employee director serving as a chairman of a committee other than the audit committee receives an annual fee of $5,000. Accordingly, this column includes the annual retainer if paid in cash pursuant to the election of the director, meeting fees and committee chairman and retainer fees, as applicable. For the 2006-2007 annual period, Messrs. Bunce, Goldstein and Pasquesi received their annual retainer fee in the form of cash.

(2)           Mr. Ingrey’s employment agreement provides that he receives an annual base salary of $250,000 and a bonus determined by the compensation committee and the Board of Directors. For 2006, Mr. Ingrey received a cash bonus of $250,000. A description of Mr. Ingrey’s employment agreement is included below.

(3)           This column includes the annual retainers if paid in common shares pursuant to the election of the director (as described in footnote 1 to this table). In addition, each year, the non-employee directors are also granted a number of restricted shares equal to $35,000 divided by the closing price on the date of grant (i.e., the first day of the annual period of compensation for the non-employee directors), and such shares will vest on the first anniversary of the grant date.

(4)           For non-employee directors, the amounts shown in this column are based on the expense recognized for financial reporting purposes for 2006 with respect to all share-based awards granted in 2006 as well as prior years, without regard to forfeiture assumptions. In accordance with SFAS No. 123 (R), “Share-Based Payment,” expense is initially measured based on the grant date fair value of the award, and is generally recognized for financial reporting purposes over the period in which the employee is required to provide service in exchange for the award (generally the vesting period). The grant date fair value of each stock award made in 2006 to each director is as follows:  (a) Messrs. Bunce, Goldstein and Pasquesi:  $35,000 (annual grant described in footnote 3); and (b) Messrs. Bragin, Carney, Lee, Meenaghan and Works:  $50,000 (retainer) and $35,000 (annual grant).

At December 31, 2006, the directors listed above had the following aggregate number of share and option awards outstanding:  (a) Paul B. Ingrey, 274,565 shares and 422,407 options; (b) Wolfe “Bill” H. Bragin, 6,412 shares and 1,800 options; (c) John L. Bunce, Jr., 7,001 shares and 3,300 options; (d) Sean D. Carney, 6,553 shares and 300 options; (e) Jeffrey A. Goldstein, 576 shares; (f) Kewsong Lee, 8,749 shares and 3,300 options; (g) James J. Meenaghan, 9,299 shares and 18,300 options; (h) John M. Pasquesi, 5,467 shares and 1,126,419 options; and (i) Robert F. Works, 13,158 shares and 21,300 options. Mr. Ingrey and Mr. Pasquesi received share-based awards in connection with their service to the Company in other capacities, including chairman and vice chairman, respectively. For additional information on ownership of the Company’s securities, please refer to “—Security Ownership of Certain Beneficial Owners and Management.”

(5)           Mr. Goldstein was appointed a director on September 7, 2006 and, accordingly, his compensation for 2006 was prorated.

(6)           Includes:  (a) $48,023 in contributions to our defined contribution plans and (b) $12,181 in Bermuda payroll tax reimbursements. In addition, includes the payment for life insurance premiums, which did not exceed the greater of $25,000 or 10% of the total amount of these benefits for Mr. Ingrey.

In addition to the above arrangements, all non-employee directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees. Directors who are also employees of ACGL or its subsidiaries receive no cash compensation for serving as directors or as members of Board committees.

Chairman of the Board of Directors

Mr. Ingrey currently serves on our Board of Directors and as chairman of ACGL. As chairman, he is principally responsible for assisting the Board of Directors in overseeing and monitoring our business and operations and will provide general stewardship to ACGL. He does not have any prescribed responsibilities for our day-to-day operations, and no operating personnel report directly to him.

Mr. Ingrey’s employment agreement provides for an annual base salary of $250,000. For 2006, he also received a bonus in the amount of $250,000. Mr. Ingrey is eligible to participate in our employee benefit programs and to use any private aircraft owned or leased by the Company for travel between Bermuda and his private residence. His employment agreement has an indefinite term, but we or Mr. Ingrey may terminate his employment at any time with at least six months prior notice. The agreement will be automatically extended for additional one-year periods on the same terms and conditions as the current employment agreement, unless we or Mr. Ingrey gives notice at least 60 days prior to the expiration of the original term or any extended term. The agreement provides that the employment agreement will also terminate upon Mr. Ingrey’s death or permanent disability or for cause. In connection with these arrangements, Mr. Ingrey is not entitled to receive any of the compensation paid to our non-employee directors, as described above.

Mr. Ingrey agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he gives notice of his intent not to extend his employment term in accordance with the employment agreement. In such case, we may extend the non-competition period to up to an additional six months following this one-year period if we pay his base salary for such additional six-month period. Mr. Ingrey also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information available to us as of March 26, 2007 with respect to the ownership of our voting shares by (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares, (2) each director and named executive officer of ACGL and (3) all of the directors and executive officers of ACGL as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown.

	Common Shares
	(A)	(B)	(C)
Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned (1)	Rule 13d-3 Percentage Ownership (1)	Fully-Diluted Percentage (2)
Warburg Pincus (3)	18,882,145	25.6%	23.8%
466 Lexington Avenue
New York, New York 10017
H&F Corporate Investors IV (Bermuda),
Ltd. (4)	4,674,022	6.3	5.9
c/o Appleby Corporate Services
Canon’s Court
22 Victoria Street
Hamilton HM 12, Bermuda
Baron Capital Group, Inc. (5)	4,086,450	5.5	5.1
767 Fifth Avenue
New York, New York 10153
Constantine Iordanou (6)	814,061	1.1	1.2
Paul B. Ingrey (7)	696,972	*	*
Wolfe “Bill” H. Bragin (8)	8,212	*	*
John L. Bunce, Jr. (4) (9)	149,384	*	*
Sean D. Carney (10)	18,896,517	25.6	23.8
Jeffrey A. Goldstein (4) (11)	576	*	*
Kewsong Lee (12)	18,918,583	25.6	23.8
James J. Meenaghan (13)	31,599	*	*
John M. Pasquesi (14)	1,608,243	2.1	2.0
Robert F. Works (15)	34,458	*	*
John D. Vollaro (16)	207,684	*	*
Marc Grandisson (17)	169,745	*	*
Ralph E. Jones III (18)	100,266	*	*
W. Preston Hutchings (19)	49,916	*	*
All directors and executive officers (15 persons) (20)	22,904,860	29.7%	30.5%

                 * Denotes beneficial ownership of less than 1.0%

       (1) Pursuant to Rule 13d-3 promulgated under the Exchange Act, amounts shown include common shares that may be acquired by a person within 60 days of March 26, 2007. Therefore, column (B) has been computed based on (a) 73,792,306 common shares actually outstanding as of March  26, 2007 and (b) common shares that may be acquired within 60 days of March 26, 2007 upon the exercise of options held only by the person whose Rule 13d-3 Percentage Ownership of common shares is being computed.

       (2) Amounts shown under column (C) in the above table have been computed based on (a) 73,792,306 common shares actually outstanding as of March 26, 2007, (b) common shares that may be acquired upon the exercise of all outstanding options, whether or not such options are exercisable within 60 days held by all persons and (c) 89,238 restricted common share units. As of March 26, 2007 there were outstanding options to purchase an aggregate of 5,500,649 common shares.

       (3) The security holders are Warburg Pincus (Bermuda) Private Equity VIII, L.P. (“WP VIII Bermuda”), Warburg Pincus (Bermuda) International Partners, L.P. (“WPIP Bermuda”) and Warburg Pincus Netherlands International Partners I, C.V. (“WPIP Netherlands I”). Warburg Pincus (Bermuda) Private Equity Ltd. (“WP VIII Bermuda Ltd.”) is the sole general partner of WP VIII Bermuda. Warburg Pincus (Bermuda) International Ltd. (“WPIP Bermuda Ltd.”) is the sole general partner of WPIP Bermuda. Warburg, Pincus Partners, LLC is the sole general partner of WPIP Netherlands I. WP VIII Bermuda, WPIP Bermuda and WPIP Netherlands I are managed by Warburg Pincus LLC (“WP LLC”). Charles R. Kaye and Joseph P. Landy are Managing Members of WP LLC and may be deemed to control the Warburg Pincus entities. Messrs. Kaye and Landy disclaim beneficial ownership of all of the shares of ACGL held by the Warburg Pincus entities.

       (4) The common shares of the Company shown as owned by H&F Corporate Investors IV (Bermuda), Ltd. (“H&F Corporate Investors”) are owned of record by HFCP IV (Bermuda) L.P., which owns 3,766,638 common shares, H&F International Partners IV-A (Bermuda), L.P., which owns 618,132 common shares, H&F International Partners IV-B (Bermuda), L.P., which owns 204,201 common shares, and H&F Executive Fund IV (Bermuda), L.P., which owns 85,051 common shares (collectively, the “Partnerships”). H&F Investors IV (Bermuda), L.P. is the sole general partner of the Partnerships. H&F Corporate Investors is the sole general partner of H&F Investors IV (Bermuda), L.P. H&F Corporate Investors is owned and controlled by 11 shareholders, many of whom are also individual managing directors of Hellman & Friedman LLC and none of whom owns more than 9.9% of H&F Corporate Investors. H&F Corporate Investors has formed an investment committee (the “Investment Committee”) that serves at the direction of H&F Corporate Investors’ Board of Directors and advises the Board of Directors with respect to the matters presented to it. F. Warren Hellman, Brian M. Powers, Philip U. Hammarskjold, Patrick J. Healy and Thomas F. Steyer are members of the Investment Committee. Although Mr. Steyer is a member of the Investment Committee, Mr. Steyer has no authority or voting rights with respect to Investment Committee decisions related to the Company. Each of the members of the Investment Committee disclaims beneficial ownership of any common shares owned by H&F Corporate Investors, except to the extent of their respective pecuniary interests therein. Jeffrey A. Goldstein serves as a managing director of Hellman & Friedman LLC, an affiliate of H&F Corporate Investors, but he is not a shareholder of H&F Corporate Investors. John L. Bunce, Jr. serves as a senior advisor to Hellman & Friedman LLC and is a 9.9% shareholder of H&F Corporate Investors. Each of Messrs. Goldstein and Bunce disclaim beneficial ownership of the shares described herein, except to the extent of their respective pecuniary interest therein, if any. Share counts exclude 7,577 common shares granted to Mr. Bunce and Mr. Goldstein and 3,300 options to acquire common shares granted to Mr. Bunce in consideration for their service as directors of the Company that are held proportionately for the benefit of the Partnerships. The foregoing is based on a Form 4 filed jointly on behalf of H&F Corporate Investors and the Partnerships with the SEC on November 30, 2006, a Form 4 filed by

Mr. Bunce with the SEC on December 1, 2006 and a Form 3 filed by Mr. Goldstein with the SEC on September 15, 2006.

       (5) Based upon a Schedule 13G/A filed with the SEC on February 14, 2007 jointly by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron (collectively with BCG, BAMCO and BCM, the “Baron Group”). In the Schedule 13G/A, the Baron Group reported that BCG and Ronald Baron are parent holding companies, and that BAMCO and BCM are each investment advisors. In addition, the Schedule 13G/A reported that (i) BCG has sole voting and dispositive power with respect to 35,000 common shares, shared voting power with respect to 3,850,250 common shares and shared dispositive power with respect to 4,051,450 common shares, (ii) BAMCO has shared voting power with respect to 3,650,500 common shares and shared dispositive power with respect to 3,827,800 common shares, (iii) BCM has sole voting and dispositive power with respect to 35,000 common shares, shared voting power with respect to 199,750 common shares and shared dispositive power with respect to 223,650 and (iv) Ronald Baron has sole voting and dispositive power with respect to 35,000 common shares, shared voting power with respect to 3,850,250 common shares and shared dispositive power with respect to 4,051,450 common shares.

       (6) Amounts in columns (A) and (B) reflect (a) 207,395 common shares owned directly by Mr. Iordanou (including 13,333 restricted shares, which are subject to vesting), (b) 50,000 common shares issuable upon exercise of currently exercisable options and 545,000 common shares issuable upon exercise of currently exercisable options held by a grantor retained annuity trust (“GRAT”) and (c) 11,666 common shares owned directly by Mr. Iordanou’s children. The amount in column (C) includes (a) 17,668 restricted common share units which will be settled in common shares of ACGL after the termination of Mr. Iordanou’s employment and (b) 100,000 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days hereof. Mr. Iordanou disclaims beneficial ownership of all shares owned by his children.

       (7) Amounts in columns (A), (B) and (C) reflect (a) 274,565 common shares owned directly by Mr. Ingrey and (b) 422,407 common shares issuable upon exercise of currently exercisable options.

       (8) Amounts in columns (A), (B) and (C) reflect (a) 6,412 common shares owned directly by Mr. Bragin, (including 569 restricted shares, which are subject to vesting) and (b) 1,800 common shares issuable upon exercise of currently exercisable options.

       (9) Amounts in all columns reflect 139,083 common shares owned directly by Mr. Bunce. Amounts also include (a) 7,001 common shares (including 569 restricted shares, which are subject to vesting) and (b) 3,300 common shares issuable upon exercise of currently exercisable options, all of which are held by Mr. Bunce proportionately for the benefit of the entities listed in note (4). Amounts in all columns exclude the common shares held by the entities listed in note (4). Mr. Bunce disclaims beneficial ownership of the shares held by or for the benefit of the entities listed in note (4), except to the extent of his pecuniary interest therein. Mr. Bunce serves as a senior advisor to Hellman & Friedman LLC, an affiliate of H&F Corporate Investors, and is a 9.9% shareholder of H&F Corporate Investors. See note (4).

(10) Amounts in all columns include 18,882,145 common shares held by or for the benefit of the entities listed in note (3). Mr. Carney is a general partner of WP, a managing director and member of WP LLC and a beneficial owner of certain shares of capital stock of WP VIII Bermuda Ltd. and WPIP Bermuda Ltd. Share count includes 7,519 common shares owned directly by Mr. Carney. Share count also includes (a) 6,553 common shares (including 569 restricted shares, which are subject to vesting) and (b) 300 common shares issuable upon exercise of currently exercisable options, which are held proportionately for the benefit of the Partnerships. Mr. Carney disclaims beneficial ownership of all shares owned by these Warburg Pincus entities.

(11) Amounts in all columns reflect 576 restricted shares, which are subject to vesting, held by Mr. Goldstein for the benefit of the entities listed in note (4). Amounts in all columns exclude the common shares held by the entities listed in note (4). Mr. Goldstein disclaims beneficial ownership of the shares held by or for the benefit of the entities listed in note (4), including the 576 common shares described herein. Mr. Goldstein serves as a managing director of Hellman & Friedman LLC, an affiliate of H&F Corporate Investors. See note (4).

(12) Amounts in all columns include 18,882,145 common shares held by or for the benefit of the entities listed in note (3). Mr. Lee is a general partner of WP, a managing director and member of WP LLC and a beneficial owner of certain shares of capital stock of WP VIII Bermuda Ltd. and WPIP Bermuda Ltd. Share count includes 24,389 common shares owned directly by Mr. Lee. Share count also includes (a) 8,749 common shares (including 569 restricted shares, which are subject to vesting) and (b) 3,300 common shares issuable upon exercise of currently exercisable options, which are held proportionately for the benefit of the Partnerships. Mr. Lee disclaims beneficial ownership of all shares owned by these Warburg Pincus entities.

(13) Amounts in columns (A), (B) and (C) reflect (a) 13,299 common shares owned directly by Mr. Meenaghan (including 569 restricted shares, which are subject to vesting) and (b) 18,300 common shares issuable upon exercise of currently exercisable options.

(14) Amounts in columns (A), (B) and (C) reflect (a) 424,268 common shares owned directly by Otter Capital LLC, for which Mr. Pasquesi serves as the managing member, (b) 57,556 common shares owned directly by Mr. Pasquesi (including 569 restricted shares, which are subject to vesting) and  (c) 1,126,419 common shares issuable upon exercise of currently exercisable options. The 424,268 common shares held by Otter Capital LLC are pledged as security.

(15) Amounts in columns (A), (B) and (C) reflect (a) 13,158 common shares owned directly by Mr. Works (including 569 restricted shares, which are subject to vesting) and (b) 21,300 common shares issuable upon exercise of currently exercisable options.

(16) Amounts in columns (A) and (B) reflect (a) 69,350 common shares owned directly by Mr. Vollaro (including 4,000 restricted shares, which are subject to vesting) and (b) 138,334 common shares issuable upon exercise of currently exercisable options. The amount in column (C) includes 26,666 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days hereof.

(17) Amounts in columns (A) and (B) reflect (a) 93,578 common shares owned directly by Mr. Grandisson (including 52,000 restricted shares, which are subject to vesting) and (b) 76,167 common shares issuable upon exercise of currently exercisable options. The amount in column (C) includes 93,333 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

(18) Amounts in columns (A) and (B) reflect (a) 100 common shares owned directly by Mr. Jones, (b) 166 common shares owned by his spouse and (c) 100,000 common shares issuable upon exercise of currently exercisable options. The amount in column (C) includes (a) 65,571 restricted common share units (4,000 of which are subject to vesting) which will be settled in common shares of ACGL after the termination of Mr. Jones’ employment as provided in the award agreement and (b) 20,000 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days hereof.

(19) Amounts in columns (A) and (B) reflect (a) 13,166 common shares owned directly by Mr. Hutchings (which are subject to vesting), (b) 1,416 common shares held by a company which is owned by a family trust, with Mr. Hutchings, his spouse and their children as beneficiaries (the “Trust”) and (c) 35,334 common shares issuable upon exercise of currently exercisable options, which options have been transferred to the Trust. The amount in column (C) includes 20,666 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

(20) Includes an aggregate of 100,789 common shares, including common shares issuable upon exercise of currently exercisable stock options beneficially owned by one executive officer of ACGL who is not a director of ACGL. The amount in column (C) includes 9,333 common shares issuable upon exercise of stock options that are not currently exercisable within 60 days of the date hereof.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common shares. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the year ended December 31, 2006, except that one Form 4 on behalf of each of Messrs. Petrillo, Lyons and Rathgeber was filed one day late to report the withholding of 796, 563 and 550 common shares, respectively, to pay income taxes on vested shares (non-open market transactions).

Certain Relationships and Related Transactions

Generally, transactions with related persons are subject to the approval of the Board of Directors of ACGL. In 2006, the Board of Directors adopted written procedures regarding the review and approval of transactions involving companies affiliated with funds managed by Warburg Pincus LLC or Hellman & Friedman LLC, or another company in which a non-employee director of ACGL has a material interest (each a “portfolio company”), on the one hand, and ACGL or one of its subsidiaries, on the other hand.

Under the procedures, these transactions must be reviewed and approved by the management of ACGL or the operating subsidiary entering into the transaction (as applicable), and the terms of such transaction should be arm’s-length or on terms that are otherwise fair to ACGL and its subsidiaries. In addition, these transactions also require the approval of ACGL under its holding company oversight guidelines, except for the following:  (1) ordinary course transactions pursuant to which any insurance subsidiary of ACGL writes a direct insurance policy for a portfolio company unless a non-U.S. subsidiary will receive $3 million or more in annual premiums and (2) a transaction in which a U.S.-based subsidiary of ACGL (a) assumes reinsurance from, or cedes reinsurance to, a portfolio company or (b) provides direct insurance to a portfolio company pursuant to which such U.S.-based insurance subsidiary of ACGL will receive $3 million or more in annual premiums, in which case, the general counsel of Arch Capital Services Inc. should be pre-notified and appropriate steps will be implemented based on the transaction. In reviewing these proposed transactions, the effects, if any, on the independence of the relevant directors are considered under the governing NASD and SEC standards. Any applicable regulatory, tax and ratings agency matters are also considered. Under these procedures, the Board of Directors is provided with an update of related party transactions entered into by the Company in accordance with the procedures on a regular basis.

In connection with the Company’s information technology initiative in 2002, we entered into an arrangement with a software company, which provides information and research tools to insurance underwriters, in which John Pasquesi, vice chairman of ACGL’s Board of Directors, holds a minority ownership interest. We made payments of approximately $0.5 million under such arrangements during 2006.

During 2006, Arch Re (Bermuda) invested $50 million in Aeolus LP (“Aeolus”), which operates as an unrated reinsurance platform that provides property catastrophe protection to insurers and reinsurers on both an ultimate net loss and industry loss warranty basis. In return for its investment, Arch Re (Bermuda) received an approximately 4.9% preferred interest in Aeolus and a pro rata share of certain founders’ interests. Arch Re (Bermuda) made its investment in Aeolus on the same economic terms as a fund affiliated with Warburg Pincus, which has invested $350 million in Aeolus. Funds affiliated with Warburg Pincus owned 25.4% of ACGL’s outstanding voting shares as of December 31, 2006. In addition, one of the founders of Aeolus is Peter Appel, former president and chief executive officer and a former director of ACGL.

The Company has purchased office furniture from Knoll, Inc., a publicly-traded designer and manufacturer of office furniture. In 2006, the Company purchased furniture for an aggregate purchase price of approximately $251,769. Funds affiliated with Warburg Pincus previously held a significant investment in Knoll, which was disposed of during 2006.

On January 1, 2007, the Company’s reinsurance subsidiary assumed under four reinsurance treaties a total of $33.7 million of gross premiums written from PARIS RE Holdings Limited (“PARIS RE”), a reinsurance group in which funds affiliated with Hellman & Friedman acquired a 19% ownership interest in December 2006. Prior to the acquisition by Hellman & Friedman of its ownership interest in PARIS RE, we recorded during 2006 (i) assumed premiums written of $21.9 million and (ii) ceded premiums written of $1.05 million under transactions with the predecessor of PARIS RE’s reinsurance business.

In March 2007, our Board of Directors authorized management to invest up to $1 billion in ACGL’s common shares through a share repurchase program. As previously disclosed as a term of the original investment in ACGL by the Warburg Pincus funds and the Hellman & Friedman funds, ACGL has agreed (until 2011) not to declare any dividend or make any other distribution on its common shares, and not to repurchase any common shares, until ACGL has repurchased from the Warburg Pincus funds and the Hellman & Friedman funds, pro rata, on the basis of the amount of these shareholders’ investments in us at the time of such repurchase, common shares having an aggregate value of $250 million, at a per share price acceptable to these shareholders. In connection with the repurchase program, such shareholders waived these rights under the shareholders agreement for all repurchases of common shares by ACGL under the repurchase program in open market transactions and certain privately negotiated transactions.

From time to time, in the ordinary course of our business, we may enter into insurance and reinsurance transactions with entities in which funds affiliated with Warburg Pincus or Hellman & Friedman or other directors of ACGL may have an ownership interest.

Graham B. Collis, a director of certain of our non-U.S. subsidiaries, is partner in the law firm of Conyers Dill & Pearman, which provides legal services to the Company and its subsidiaries.

PROPOSAL 2—APPROVAL OF ARCH CAPITAL GROUP LTD. 2007 LONG TERM
INCENTIVE AND SHARE AWARD PLAN

Introduction

A proposal will be presented at the annual general meeting to approve the Arch Capital Group Ltd. 2007 Long Term Incentive and Share Award Plan (the “2007 Plan”). On February 28, 2007, with the recommendation of the compensation committee, the Board of Directors approved the 2007 Plan, subject to shareholder approval. The purposes of the 2007 Plan are to advance the interests of ACGL and its shareholders by providing a means to attract, retain and motivate employees and directors of ACGL and its subsidiaries. The 2007 Plan is intended to provide for competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of performance goals and to promote the creation of long-term value for shareholders by aligning the interests of such persons with those of shareholders.

The Arch Capital Group Ltd. 2005 Long Term Incentive and Share Award Plan (the “2005 Plan”) will be merged with and into the 2007 Plan as of the effective date of the 2007 Plan. No additional grants will be made thereafter under the 2005 Plan. Outstanding grants under the 2005 Plan as of the effective date will continue in effect in accordance with their terms as in effect on the effective date (subject to such amendments as the Committee determines appropriate, consistent with the terms of the 2005 Plan), and the shares with respect to such outstanding grants will be issued or transferred under the 2007 Plan.

The following summary is qualified in its entirety by reference to the 2007 Plan, which is attached as Appendix A of this proxy statement.

Description of 2007 Plan

General

The 2007 Plan will provide for the grant to eligible employees and directors of stock options, stock appreciation rights, restricted shares, restricted share units payable in common shares or cash, share awards in lieu of cash awards, dividend equivalents, performance shares and performance units and other share-based awards (the “Awards”). The 2007 Plan also will provide our non-employee directors with the opportunity to receive the annual retainer fee for Board service in common shares. The number of common shares reserved for issuance under the 2007 Plan, subject to anti-dilution adjustments in the event of certain changes in the Company’s capital structure, will be the sum of (i) 2,500,000 and (ii) the number of common shares subject to outstanding grants under the 2005 Plan as of the effective date as well as common shares remaining available for issuance under the 2005 Plan but not subject to previously exercised or vested grants as of the effective date, except that no more than 2,000,000 common shares may be issued as incentive stock options under Section 422 of the Code. If any Awards (including any Awards granted under the 2005 Plan) are forfeited, cancelled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of common shares to the participant, any common shares counted against the number of common shares reserved and available under the 2007 Plan with respect to such Award will, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the 2007 Plan. At December 31, 2006, the remaining number of authorized shares under our existing plans, the 2005 Plan and the 2002 Long Term Incentive and Share Award Plan, was approximately 1,528,878 and 26,726, respectively. If the 2007 Plan is approved by shareholders, the total number of common shares that will be reserved for issuance under our stock incentive plans will be 4,055,604.

Eligibility and Administration

Officers, other employees and directors of ACGL and its subsidiaries and affiliates will be eligible for grants of Awards under the 2007 Plan. The 2007 Plan will be administered by the compensation committee or such other committee of the Board of Directors (or the entire Board of Directors) as may be designated by the Board of Directors (the “Committee”). The Committee will determine which eligible employees and directors receive Awards, the types of Awards to be received and the terms and conditions thereof. The Committee will have authority to waive conditions relating to an Award or accelerate vesting of Awards. The 2007 Plan will provide for the payment of all or a portion of the annual retainer fee for non-employee directors in our common shares or cash. Approximately 1,100 employees and eight non-employee directors are currently eligible to participate in the 2007 Plan.

The Committee will be permitted to delegate to officers of the Company the authority to perform administrative functions for the 2007 Plan and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine to the extent permitted under Rule 16b-3 of the Exchange Act and applicable law.

Awards

Incentive stock options intended to qualify for special tax treatment in accordance with the Code and non-qualified stock options not intended to qualify for special tax treatment under the Code may be granted for such number of common shares as the Committee determines. The Committee will be authorized to set the terms relating to an option, including exercise price and the time and method of exercise. The terms of incentive stock options will comply with the provisions of Section 422 of the Code. Awards may be granted alone, in tandem with or in exchange for any other Award.

A share appreciation right (“SAR”) will entitle the holder thereof to receive with respect to each share subject thereto, an amount equal to the excess of the fair market value of one common share on the date of exercise over the exercise price of the SAR set by the Committee as of the date of grant. Payment with respect to SARs may be made in cash or common shares as determined by the Committee.

The 2007 Plan specifically provides that the exercise price per share of options and SARs will not be less than the fair market value per share on the date of grant of the Award. The 2007 Plan also specifically provides that outstanding options and SARs cannot be repriced, except for anti-dilution adjustments, or exchanged for other options or SARs with lower exercise prices. In addition, the term of options and SARs may not exceed 10 years.

During a calendar year, the maximum number of common shares with respect to which options and SARs may be granted to an eligible participant under the 2007 Plan will be 1,000,000 shares, subject to antidilution adjustments in the event of certain changes in the Company’s capital structure.

Awards of restricted shares will be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria. Except as otherwise determined by the Committee, eligible employees granted restricted shares will have all of the rights of a shareholder, including the right to vote restricted shares and receive dividends thereon, and unvested restricted shares will be forfeited upon termination of employment during any applicable restriction period.

A restricted share unit will entitle the holder thereof to receive common shares or cash at the end of a specified deferral period. Restricted share units also will be subject to such restrictions as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria. Except as otherwise determined by the Committee, restricted share units subject to deferral or restriction will be forfeited upon termination of employment during any applicable deferral or restriction period.

Performance shares and performance units will provide for future issuance of shares or payment of cash, respectively, to the recipient upon the attainment of corporate performance goals established by the Committee over specified performance periods. Except as otherwise determined by the Committee, performance shares and performance units will be forfeited upon termination of employment during any applicable performance period.

If the Company determines that an Award (other than an option or SAR) to be granted under the 2007 Plan should qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the grant, vesting, exercise and/or settlement of such Award will be contingent upon one or more of the following performance criteria as the Committee may deem appropriate:  growth in book, economic book and/or intrinsic book value; appreciation in value of the common shares; total shareholder return; earnings per share; comprehensive income; operating income; net income; pre-tax earnings; pre-tax earnings before interest, depreciation and amortization; pro forma net income; return on equity; return on designated assets; return on capital; economic value added; earnings; revenues; expenses; operating profit margin; operating cash flow; free cash flow; cash flow return on investment; operating margin; net profit margin; or any of the above criteria as compared to the performance of a published or special index deemed applicable by the Committee, including, but not limited to, the Standard & Poor’s 500 Stock Index. The Committee may revise performance objectives if significant events occur during the performance period which the Committee expects to have a substantial effect on such objectives. Performance objectives may vary from employee to employee.

During a calendar year, the maximum number of common shares with respect to which restricted shares, restricted share units, performance shares and performance units intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code to an eligible participant under the 2007 Plan will be the equivalent of 500,000 shares, subject to antidilution adjustments in the event of certain changes in the Company’s capital structure. The maximum amount payable upon settlement of a cash-settled performance unit (or other cash-settled Award) granted under the 2007 Plan for any calendar year which is intended to qualify as performance-based compensation within Section 162(m) of the Code will not exceed $5,000,000.

Dividend equivalents granted under the 2007 Plan will entitle the holder thereof to receive cash, common shares or other property equal in value to dividends paid with respect to a specified number of common shares. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis. The Committee is also authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated in, valued in, or otherwise based on, common shares, as deemed by the Committee to be consistent with the purposes of the 2007 Plan.

Payment of Board Retainer Fees in Stock or Cash

Under the 2007 Plan, each non-employee director will have the election to receive his annual retainer fee in the form of common shares instead of cash. Any shares so elected will be payable at the time cash retainer fees are otherwise payable to non-employee directors, and the number of shares distributed will be equal to 100% of the amount of the annual retainer fee otherwise payable on such payment date divided by the fair market value of a common share on such date. See “Proposal 1—Election of Directors—Director Compensation.”

Nontransferability

Awards (except for vested shares) will generally not be transferable by the participant other than by will or the laws of descent and distribution and will be exercisable during the lifetime of the participant only by such participant or his or her guardian or legal representative, provided that, if the Committee expressly so provides, an Award (other than incentive stock options) may be transferred by a participant to members of his or her immediate family or to a trust established for the exclusive benefit of solely one or more members of the participant’s immediate family or to a partnership, limited liability company or other entity under which the only partners or equity holders are one or more members of the participant’s immediate family.

Capital Structure Changes

In the event that the Committee determines that any dividend in shares, recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, extraordinary distribution or share exchange, or other such change affects our common shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the 2007 Plan, then the Committee will make such equitable changes or adjustments as it deems appropriate to (i) the number and kind of shares which may thereafter be issued under the 2007 Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards and (iii) the exercise price, grant price or purchase price relating to any Award.

Amendment and Termination

The 2007 Plan may be amended, altered, suspended, discontinued or terminated by the Board of Directors at any time, in whole or in part without the approval of shareholders, except that an amendment will be subject to shareholder approval (i) to the extent such shareholder approval is required under the rules of any stock exchange or automated quotation system on which the common shares may then be listed or quoted or (ii) as it applies to incentive stock options, to the extent such shareholder approval is required under Section 422 of the Code. In addition, no amendment, alteration, suspension, discontinuation or termination of the 2007 Plan may impair the rights or, in any other manner, adversely affect the rights of a participant under any Award theretofore granted to him or her without the consent of the affected participant. Unless earlier terminated, the 2007 Plan will expire in March 2017, and no further Awards may be granted thereunder after such date.

Market Value

The per share closing price of our common shares on March 29, 2007 was $67.08.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences of the 2007 Plan, based upon current provisions of the Code, the treasury regulations promulgated thereunder and administrative and judicial interpretation thereof, and does not address the consequences under any other applicable tax laws. The provisions of the Code, regulations thereunder and related interpretations are complicated and their impact in any one case may depend upon the particular circumstances relating thereto.

Stock Options.   In general, the grant of an option will not be a taxable event to the recipient and it will not result in a deduction to ACGL or any of its subsidiaries. The tax consequences associated with the exercise of an option and the subsequent disposition of common shares acquired on the exercise of such option depend on whether the option is a non-qualified stock option or an incentive stock option.

Upon the exercise of a non-qualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the common shares received upon exercise over the exercise price. If the participant is employed by a United States subsidiary, the subsidiary will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the common shares will be capital gain or loss. If the holding period for the shares is not more than one year, the gain or loss will be short-term capital gain or loss. Short-term capital gain is taxable at the same rates as ordinary income. If the holding period is more than one year, the gain or loss will be long-term capital gain or loss. In general, long-term capital gain is subject to lower maximum federal income tax rates than ordinary income.

Generally, upon the exercise of an incentive stock option, a participant will not recognize ordinary taxable income and no deduction will be available to ACGL, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of termination of employment by reason of disability or death). If an incentive stock option granted under the 2007 Plan is exercised after these periods, the exercise will be treated for United States federal income tax purposes as the exercise of a non-qualified stock option. Also, an incentive stock option granted under the 2007 Plan will be treated as a non-qualified stock option to the extent it (together with any other incentive stock options granted under other plans of ACGL and its subsidiaries) first becomes exercisable in any calendar year for common shares having a fair market value, determined as of the date of grant, in excess of $100,000.

If common shares acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years from the date of grant of the option, any gain or loss will be long-term capital gain or loss. If common shares acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one-year or two-year holding periods (a “Disqualifying Disposition”), the participant will recognize ordinary income at the time of disposition, and, if the participant is employed by a United States subsidiary, the subsidiary will generally be able to claim a deduction, in an amount equal to the excess of the fair market value of the common shares at the date of exercise over the exercise price (or, in certain circumstances, the gain on sale, if less). Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the common shares have been held. Where common shares are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the common shares have been held.

Although the exercise of an incentive stock option as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant’s alternative minimum taxable income and may result in an alternative minimum tax liability for the year of exercise.

Restricted Shares.   A participant who receives restricted shares will generally recognize ordinary income at the time they vest. The amount of ordinary income so recognized will be the fair market value of the common shares at the time the income is recognized, determined without regard to any restrictions other than restrictions which by their terms will never lapse. If the participant is employed by a United States subsidiary, this amount will generally be deductible for United States federal income tax purposes by the subsidiary. Dividends paid with respect to common shares that are not vested will be ordinary compensation income to the participant (and generally deductible by an employer that is a United States subsidiary). Any gain or loss upon a subsequent sale or exchange of the common shares, measured by the difference between the sale price and the fair market value on the date the shares vest, will be capital gain or loss, long-term or short-term, depending on the holding period for the common shares. The holding period for this purpose will begin on the date following the date the shares vest.

In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted shares at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and if the participant is employed by a United States subsidiary, the subsidiary will generally be entitled to a corresponding deduction. Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible to ACGL or any of its subsidiaries. If a Section 83(b) election is made and the restricted shares are subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

SARs and Other Awards.   With respect to SARs, restricted share units, performance shares, performance units, dividend equivalents and other Awards under the 2007 Plan not described above, generally, when a participant receives payment with respect to any such Award granted to him or her under the 2007 Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for United States federal income tax purposes to an employer that is a United States subsidiary.

Payment of Withholding Taxes.   ACGL may withhold, or require a participant to remit to ACGL or a subsidiary, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with Awards under the 2007 Plan.

Limitation on Deductibility

Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with Awards granted under the 2007 Plan) by a public company to a “covered employee” (i.e., the chief executive officer and four other most highly compensated executive officers of the Company) to no more than $1,000,000 each.

Compliance with Section 409A

It is intended that the 2007 Plan and the Awards granted thereunder will comply with Section 409A of the Code and any regulations and guidelines issued thereunder, and that the 2007 Plan and the Awards granted thereunder be interpreted on a basis consistent with such intent. The 2007 Plan and the Awards granted thereunder may be amended in any respect deemed necessary (including retroactively) by the Board of Directors or the Committee in order to preserve compliance with Section 409A of the Code.

New Plan Benefits

No benefits have been received or allocated to any employee or non-employee director under the 2007 Plan and the Awards to be granted in the future are not currently determinable and, therefore, a “New Plan Benefits” table has not been included.

Securities Authorized for Issuance Under Equity Compensation Plans

In June 2005, following shareholder approval, we adopted the 2005 Plan. The 2005 Plan is intended to provide for competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of performance goals and to promote the creation of long-term value for eligible employees by aligning the interests of such persons with those of our shareholders. The 2005 Plan provides for the grant to eligible employees and directors of stock options, stock appreciation rights, restricted shares, restricted share units payable in common shares or cash, share awards in lieu of cash awards, dividend equivalents, performance shares and performance units and other share-based awards. The 2005 Plan also provides our non-employee directors with the opportunity to receive the annual retainer fee for Board service in common shares. A maximum of up to 2,000,000 common shares was reserved for issuance under the 2005 Plan, subject to anti-dilution adjustments in the event of certain changes in our capital structure. At December 31, 2006, approximately 1,528,878 shares are available for grant under the 2005 Plan. The 2005 Plan will be merged with and into the 2007 Plan as of the effective date of the 2007 Plan, as described above.

Our shareholders approved the 2002 Long Term Incentive and Share Award Plan (the “2002 Plan”) on June 27, 2002. The 2002 Plan provides for grants of stock options, stock appreciation rights, restricted shares, restricted units payable in common shares or cash, share awards in lieu of cash awards, dividend equivalents and other share-based awards of common shares to our new employees, existing employees and members of our board of directors. As of December 31, 2006, approximately 26,726 shares are available for grant under the 2002 Plan. We also adopted, and our shareholders approved, the 1995 Long Term Incentive and Share Award Plan (the “1995 Plan”) and the 1999 Long Term Incentive and Share Award Plan (the “1999 Plan”) in 1996 and 1999, respectively. In addition, our shareholders approved the 1995 Employee Stock Purchase Plan in 1996, but this plan was suspended in December 2002. All of the shares reserved for issuance under the 1995 Plan and the 1999 Plan have been granted pursuant to existing awards.

In October 2001, we adopted the Long Term Incentive Plan for New Employees (the “New Employee Plan”) to provide incentives to attract and motivate new hires in connection with the launch of our underwriting initiative. A total of 3,634,170 of such share awards were granted under the New Employee Plan. As eligibility under the New Employee Plan was restricted to new hires, none of the shares under the New Employee Plan were available for grants to directors or existing employees. As a result, in order to be in a position to provide long-term incentive compensation for our employees and directors, in June 2002, following shareholder approval, we adopted the 2002 Plan, and the New Employee Plan was terminated. In addition, in October 2001, we awarded an aggregate of 2,455,575 shares under certain individual award agreements, substantially all of which were approved by shareholders in June 2002.

The following information is as of December 31, 2006:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (1), Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options (1), Warrants and Rights (b)($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	3,911,614	34.67	1,555,604
Equity compensation plans not approved by security holders	1,758,380	22.75	—
Total	5,669,994	30.97	1,555,604	(2)

(1)          Includes all vested and unvested options.

(2)          The 1,555,604 remaining available for future issuance under our executive compensation plans may be issued in the form of stock options, stock appreciation rights, restricted shares, restricted share units payable in common shares or cash, share awards in lieu of cash awards, dividend equivalents, performance shares and performance units and other share-based awards.

Required Vote

The affirmative vote of a majority of the voting power of all of our shares represented at the annual general meeting, voting together as a single class, will be required for approval of the Arch Capital Group Ltd. 2007 Long Term Incentive and Share Award Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ARCH CAPITAL GROUP LTD. 2007 LONG TERM INCENTIVE AND SHARE AWARD PLAN.

PROPOSAL 3—APPROVAL OF ARCH CAPITAL GROUP LTD. 2007 EMPLOYEE SHARE PURCHASE PLAN

Our Board of Directors has adopted the Arch Capital Group Ltd. 2007 Employee Share Purchase Plan (the “Share Purchase Plan”), subject to shareholder approval. The following summary of the Share Purchase Plan is qualified in its entirety by express reference to the text of the Share Purchase Plan, which is attached as Appendix B to this proxy statement.

The purpose of the Share Purchase Plan is to give employees of ACGL and its subsidiaries an opportunity to purchase common shares through payroll deductions, thereby encouraging employees to share in the economic growth and success of ACGL and its subsidiaries.

The Share Purchase Plan will be administered by the compensation committee of our Board of Directors. Subject to the express provisions of the Share Purchase Plan, the compensation committee has the power to determine the terms and conditions of each offering of common shares to employees thereunder. The compensation committee also has authority to adopt and revise rules, guidelines and practices governing the plan, to interpret the terms and provisions of the plan and any offering made thereunder, and to otherwise supervise the administration of the plan.

A total of 750,000 common shares are reserved for issuance under the Share Purchase Plan, subject to equitable adjustment by the compensation committee in the event of stock dividends, recapitalizations and other similar corporate events. The per share closing price of our common shares on March 29, 2007 was $67.08.

All employees of the Company or any of its participating subsidiaries will be eligible to purchase common shares under the plan. The participating subsidiaries will be those designated by the compensation committee to participate in the Share Purchase Plan. Up to approximately 1,100 employees are currently eligible to participate in the Share Purchase Plan.

The plan is designed to qualify as an “employee share purchase plan” under Section 423 of the Code. The plan will allow participating employees to purchase common shares through payroll withholding. The plan provides for consecutive six-month offering periods (or other periods of not more than 27 months as determined by the compensation committee) under which participating employees can elect to have amounts withheld from their total compensation during the offering period and applied to purchase common shares of the Company at the end of the period. Unless otherwise determined by the compensation committee before an offering period, the purchase price will be 85% of the fair market value of the common shares at the beginning of the offering period. Unless otherwise determined by the compensation committee, the maximum number of common shares that may be purchased by an employee in any offering is 3,000 shares. In addition, applicable Code limitations specify, in general, that a participant’s right to purchase stock under the plan cannot accumulate at a rate in excess of $25,000 (based on the value at the beginning of the applicable offering periods) per calendar year.

A participant may elect to have payroll deductions made under the Share Purchase Plan for the purchase of common shares in an amount not to exceed 20% of the participant’s compensation. Compensation for purposes of the Share Purchase Plan means total cash compensation, including regular pay, overtime pay, shift premium, commissions and annual bonuses, and it also includes pre-tax employee contributions under a section 401(k) plan or Section 125 plan. Contributions to the Share Purchase Plan will be on an after-tax basis. A participant may terminate his or her payroll deductions at any time.

A share purchase account will be established for each participant in the Share Purchase Plan. Amounts deducted from participants’ paychecks will be credited to their accounts. Unless otherwise determined by the compensation committee, no interest will accrue with respect to any amounts credited to the accounts. As of the last day of each offering period, the amount credited to a participant’s share purchase account will be used to purchase the largest number of whole shares (not to exceed 3,000 shares)

at the price as determined above. The common shares will be purchased directly from ACGL. No brokerage or other fees will be charged to participants. Any balance in a participant’s account will be returned to the participant.

If the aggregate share purchase account to be used for the purchase of common shares as of the last day of an offering period would purchase more shares than are reserved for purchase and sale under the Share Purchase Plan, the number of shares which would otherwise be purchased for each participant will be reduced proportionately, the remaining account balance of each participant will be distributed and the Share Purchase Plan will terminate automatically upon the distribution of the remaining account balances.

A participant may withdraw from participation in the Share Purchase Plan at any time during an offering period by written notice to ACGL. Upon withdrawal, a participant’s account balance will be distributed as soon as practicable and no common shares will be purchased. Rights to purchase common shares under the Share Purchase Plan are exercisable only by the participant and are not transferable.

With respect to employees of the Company or any subsidiary who reside or work outside the United States, the compensation committee may, in its sole discretion, adopt rules or procedures relating to the operation and administration of the Share Purchase Plan to accommodate the specific requirements of local laws and procedures. The compensation committee may also, where it deems it appropriate, establish one or more separate plans to reflect such amended or varied rules and procedures.

The Share Purchase Plan will terminate when all common shares authorized to be issued under it have been exhausted. The Board of Directors may discontinue the Share Purchase Plan at any time and may amend it from time to time. Amendments may be made without shareholder approval, except as required to satisfy Section 423 of the Code.

United States Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences to employees participating in the Share Purchase Plan and to ACGL and its subsidiaries, based upon current provisions of the Code, the treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address the consequences under any other applicable tax laws. The provisions of the Code, regulations thereunder and related interpretations are complicated and their impact in any one case may depend upon the particular circumstances relating thereto.

A participating employee will not recognize income at the time a purchase right is granted to such employee at the commencement of an offering period or when the employee exercises such right and purchases common shares at the end of an offering period. An employee will be taxed on amounts withheld from salary under the Share Purchase Plan as if actually received, and ACGL or one of its participating subsidiaries will be entitled to deduct a corresponding amount.

If a participating employee disposes of shares purchased pursuant to the plan after one year from the end of the applicable offering period and two years from the beginning of the applicable offering period, the employee must include in gross income as compensation (as ordinary income and not as capital gain) for the taxable year of disposition an amount equal to the lesser of (1) the excess of the fair market value of the shares at the beginning of the applicable offering period over the purchase price computed on the first day of the offering period or (b) the excess of the fair market value of the shares at the time of disposition over their purchase price. Thus, if the one and two-year holding periods described above are met, the participating employee’s ordinary compensation income will be limited to the discount available on the first day of the applicable offering period. If the amount recognized upon such a disposition by way of sale or exchange of the shares exceeds the purchases price plus the amount, if any, included in income as ordinary compensation income, the excess will be long-term capital gain. If the one and two-year holding periods described above are met, then ACGL and its participating subsidiaries will not be entitled to any income tax deduction.

If the participating employee disposes of the shares within two years from the beginning of the applicable offering period or one year from the end of the applicable offering period, the employee will recognize ordinary income at the time of disposition which will equal the excess, if any, of the fair market value of the shares on the date the participating employee purchases the shares (i.e., the end of the applicable offering period) over the amount paid for the shares. ACGL or a participating subsidiary that employs the employee will generally be entitled to a corresponding income tax deduction. The excess, if any, of the amount recognized on disposition of the shares over their fair market value on the date of purchase (i.e., the end of the applicable offering period) will be short-term capital gain, unless the participating employee’s holding period for the shares (which will begin at the time of purchase at the end of the offering period) is more than one year. If the participating employee disposes of the shares for less than the purchase price for the shares, the difference between the amount recognized and such purchase price will be a long- or short-term capital loss, depending upon the holding period for the shares.

New Plan Benefits

The amount of benefits in the future under the Share Purchase Plan is not currently determinable.

Required Vote

The affirmative vote of a majority of the voting power of all of our shares represented at the annual general meeting, voting together as a single class, will be required for approval of the Arch Capital Group Ltd. 2007 Employee Share Purchase Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ARCH CAPITAL GROUP LTD. 2007 EMPLOYEE SHARE PURCHASE PLAN.

PROPOSAL 4—ELECTION OF SUBSIDIARY DIRECTORS

Under our bye-law 75, the Boards of Directors of any of our subsidiaries that is incorporated in Bermuda, Cayman Islands and any other subsidiary designated by our Board of Directors, must consist of persons who have been elected by our shareholders as Designated Company Directors.

The persons named below have been nominated to serve as Designated Company Directors of our non-United States subsidiaries indicated below. Unless authority to vote for this nominee is withheld, the enclosed proxy will be voted for this nominee, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that this nominee is unable or declines to serve.

Arch Reinsurance Ltd.	Arch Capital Holdings Ltd.
Marc Grandisson	Graham B. Collis
Nicolas Papadopoulo	John D. Vollaro
Maamoun Rajeh
Arch Insurance Company (Europe) Ltd.	Arch Risk Transfer Services Ltd. Alternative Re Holdings Limited Alternative Re Limited Alternative Insurance Company Limited Alternative Underwriting Services, Ltd.
James J. Ansaldi	James J. Ansaldi
Ralph E. Jones III	Graham B. Collis
Thomas G. Kaiser	John D. Vollaro
Mark D. Lyons
Nicholas J. Metcalf
Martin J. Nilsen
Michael Quinn
Paul S. Robotham
Robert T. Van Gieson
Arch Investment Management Ltd.	Other Non-U.S. Subsidiaries, as Required or Designated Under Bye-Law 75 (except as otherwise indicated in this Proposal 4)
Constantine Iordanou	Marc Grandisson
John D. Vollaro	Nicolas Papadopoulo
W. Preston Hutchings	Maamoun Rajeh

Mr. Ansaldi, 55, has served as president of the insurance division of Arch Insurance (Bermuda), a division of Arch Re (Bermuda) since 2002. Prior to joining Arch, Mr. Ansaldi was an executive vice president at Aon in Bermuda from 2000. From 1988 to 2000, he served as a senior vice president at XL Insurance Company. Mr. Ansaldi holds a B.S. degree and an M.S. degree from St. John’s University.

Mr. Collis, 46, has practiced law at Conyers Dill & Pearman in Bermuda since 1992, where he has been a partner since 1995. Mr. Collis obtained a Bachelor of Commerce Degree from the University of Toronto and received his Law Degree from Oxford University in 1985.

Mr. Grandisson, 39, has served as chairman and chief executive officer of Arch Worldwide Reinsurance Group, an executive position of ACGL, since November 2005. Prior to November 2005, he served as president and chief executive officer of Arch Re (Bermuda) from February 2005. He served as president and chief operating officer of Arch Re (Bermuda) from April 2004 to February 2005 and as senior vice president, chief underwriting officer and chief actuary of Arch Re (Bermuda) from October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as vice president and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as vice president-director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Tillinghast-Towers Perrin. Mr. Grandisson holds an M.B.A. degree from the Wharton School of the University of Pennsylvania. He is also a fellow of the Casualty Actuarial Society.

Mr. Hutchings, 50, has served as president of Arch Investment Management Ltd. since April 2006 and senior vice president and chief investment officer of ACGL since July 2005. Prior to joining ACGL, Mr. Hutchings was senior vice president and chief investment officer of RenaissanceRe Holdings Ltd. Previously, he was senior vice president and chief investment officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Capital in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College in Clinton, New York, and received in 1981 an M.A. in Jurisprudence from Oxford University, where he studied as a Rhodes Scholar.

Mr. Iordanou, 57, has been president and chief executive officer of ACGL since August 2003 and a director since January 1, 2002. From January 2002 to July 2003, Mr. Iordanou was chief executive officer of Arch Capital Group (U.S.) Inc. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as senior executive vice president of group operations and business development of Zurich Financial Services, president of Zurich-American Specialties Division, chief operating officer and chief executive officer of Zurich-American and chief executive officer of Zurich North America. Prior to joining Zurich, he served as president of the commercial casualty division of the Berkshire Hathaway Group and served as senior vice president with the American Home Insurance Company, a member of the American International Group. Since 2001, Mr. Iordanou has served as a director of ISO Inc. He holds an aerospace engineering degree from New York University.

Mr. Jones, 50, joined Arch Insurance Group as president and chief executive officer on July 1, 2003. Mr. Jones has also served as chairman and chief executive officer of Arch Worldwide Insurance Group, an executive position of ACGL, since September 2003. Prior to his tenure with Arch, he was chief executive officer of Chubb Specialty Insurance, a strategic business unit within the Chubb Group of Insurance Companies. Previously, he was managing director of Hiscox Insurance Company, Ltd., the United Kingdom and European property and casualty business of Hiscox, plc. Mr. Jones began his career with Chubb, where he served in various senior executive positions, including chief underwriting officer of Chubb Insurance Company of Europe and worldwide manager of its Executive Protection Department. He holds a B.A. from Wesleyan University.

Mr. Kaiser, 60, joined Arch Insurance Group in June 2002 as president of the Property, Energy, and Marine Division. He is currently president of the Special Risks Division of Arch Insurance Group. Prior to joining Arch, Mr. Kaiser served as president and chief executive officer of Zurich Corporate Solutions, Zurich, from September 1999 to May 2002 and as president and chief executive officer of Enterprise Risk, a unit of Zurich U.S. from February 1998 to September 1999. From 1993 to February 1998, Mr. Kaiser was employed by American International Group, where he held several positions including vice president of AIG Foreign General, president of AIU Energy Division and president of Star Technical Risk Agency. From 1975 to 1993, Mr. Kaiser held various positions with Arkwright Mutual, including senior vice president and area manager. Mr. Kaiser holds B.S. and M.A. degrees from the State University of New York.

Mr. Lyons, 50, has served as president and chief operating officer of Arch Insurance Group since June 2006. Prior to June 2006, he served as executive vice president of group operations and chief actuary of Arch Insurance Group from August 2003. From August 2002 to 2003, he was senior vice president of group operations and chief actuary of Arch Insurance Group. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was executive vice president of product services at Zurich U.S. From 1987 until 1992, he was a vice president and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. degree from Elizabethtown College. He is also an associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

Mr. Metcalf, 50, has been senior vice president and director of underwriting of Arch Insurance Company (Europe) Ltd. (“Arch Europe”) since October 2004. Prior to joining Arch Europe, Mr. Metcalf served as chief executive of XL London Market, and additionally had responsibility for their global marine and offshore energy, equine, fine art and specie lines. His insurance career started in 1977 at Willis Faber & Dumas as a broker. From 1987 to 2004, he was an underwriter at Alston Brockbank Agencies (which became XL London Market).

Mr. Nilsen, 57, joined Arch Insurance Group in November 2002 as senior vice president and general counsel, and became secretary in May 2003. Prior to joining Arch, Mr. Nilsen practiced law with the firm of Edwards Angell Palmer and Dodge LLP from December 1999 to November 2002, as counsel and partner-in-charge of the New York office. From April 1995 to December 1999, Mr. Nilsen was a partner in the firm of Wilson, Elser, Moskowitz, Edelman & Dicker LLP, in the firm’s New York office. Mr. Nilsen was also a partner in the New York firm of Bigham Englar Jones & Houston from January 1994 until April 1995, and practiced law with the firm of LeBoeuf, Lamb, Greene & MacRae LLP from June 1984 until December 1993. From November 1981 until May 1984, Mr. Nilsen was associated with the firm of Trubin Sillcocks Edelman & Knapp in New York. From August 1978 to November 1981, he was a member of the Continental Insurance Companies’ law department in New York, where he was counsel, and from October 1975 to August 1978, he was an attorney with Lawyers Title Insurance Corporation. Mr. Nilsen holds B.A. and J.D. degrees from St. John’s University.

Mr. Papadopoulo, 44, has served as president and chief executive officer of Arch Re (Bermuda) since November 2005. Prior to November 2005, he served as chief underwriting officer of Arch Re (Bermuda) from October 2004. He joined Arch Re (Bermuda) in December 2001 as a senior property underwriter. Prior to that time, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama from 1990, including executive vice president and chief underwriting officer since 1997. Prior to 1990, Mr. Papadopoulo was an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l’Administration Economique in France with a masters degree in statistics. He is also a member of the International Actuarial Association and a fellow at the French Actuarial Society.

Mr. Quinn, 64, serves on the board of directors of Arch Europe and has been a partner at Crobern Management Partnership, an investment company specializing in the healthcare sector. Since 1992, he has also served as chairman and chief executive officer, as well as a director of Myerson L.L.C., a manufacturer of dentures and related products, since 2002. From 1997 to 2002, he was president, chief executive officer and a director of Austenal Inc., which manufactures products and systems used in the manufacture of dental prosthetics. From 1992 to 1997, he was a director, chairman and chief executive officer of International Medical Specialties, a marketer and distributor of medical specialty products. Mr. Quinn also served as president and chief executive officer of Southam Graphics Ltd. from 1987 to 1992. From 1963 to 1987, Mr. Quinn held various positions at Baxter International Inc.

Mr. Rajeh, 36, has served as the chief underwriting officer of Arch Re (Bermuda) since November 2005. He joined Arch Re (Bermuda) in 2001 as an underwriter. From 1999 to 2001, Mr. Rajeh served as assistant vice president at HartRe, a subsidiary of The Hartford Financial Services Group, Inc. Mr. Rajeh also served in numerous business analysis positions at the United States Fidelity and Guarantee Company between 1992 and 1999 and as an underwriter at F&G Re from 1996 to 1999. He has a B.S. from The Wharton School of Business of the University of Pennsylvania, and he is a Chartered Property Casualty Underwriter.

Mr. Robotham, 42, has been senior vice president and chief financial officer of Arch Europe since October 2005. Mr. Robotham joined Coopers & Lybrand in 1986 where he qualified as a chartered accountant in 1989. His insurance career began in 1990, when he joined the finance team at Hiscox Syndicates until 1994. He served as finance director of a Lloyds’ insurance broker until 1996, when he joined Odyssey Re as head of UK Reporting. From 2000 until joining Arch Europe, he served as chief financial officer of Zurich Corporate Solutions at Zurich Insurance Company.

Mr. Van Gieson, 61, has been president, chief executive officer and a director of Arch Europe since November 2003. Mr. Van Gieson was retired from 1999 until 2003, when he joined the Company as president and chief executive officer of Arch Capital UK Ltd. From 1996 to 1999, Mr. Van Gieson served as a senior vice president of CNA Financial, with responsibilities as the chief executive officer for its global operations. Prior to joining CNA, Mr. Van Gieson was employed by Chubb & Son from 1967 until 1996, where he held various senior executive positions, including chairman and chief executive officer of Chubb Insurance Company of Europe, from 1990 to 1996, and president of Chubb Insurance Company of Canada from 1983 to 1990. Mr. Van Gieson holds a B.S. degree from Seton Hall University, and attended the Harvard Business School Program for Management Development.

Mr. Vollaro, 62, has been executive vice president and chief financial officer of ACGL since January 2002 and treasurer of ACGL since May 2002. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was president and chief operating officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was chief executive officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as executive vice president of W.R. Berkley Corporation from 1991 until 1993, chief financial officer and treasurer of W.R. Berkley Corporation from 1983 to 1993 and senior vice president of W.R. Berkley Corporation from 1983 to 1991. He holds a B.S. degree from Long Island University.

Required Vote

The affirmative vote of a majority of the voting power of all of our shares represented at the annual general meeting, voting together as a single class, will be required for the election of Designated Company Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE DESIGNATED COMPANY DIRECTORS INDICATED ABOVE.

PROPOSAL 5—APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors proposes and recommends that the shareholders appoint the firm of PricewaterhouseCoopers LLP to serve as independent registered public accounting firm of ACGL for the year ending December 31, 2007. PricewaterhouseCoopers LLP has served as ACGL’s independent registered public accounting firm from our inception in June 1995 to the present. Unless otherwise directed by the shareholders, proxies will be voted for the appointment of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the year ending December 31, 2007. A representative of PricewaterhouseCoopers LLP will attend the annual general meeting and will have an opportunity to make a statement and respond to appropriate questions.

Principal Auditor Fees and Services

The following summarizes the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered in 2006 and 2005, except that “Audit Fees” also includes amounts incurred but not yet billed:

	2006	2005
Audit Fees(1)	$4,890,977	$4,793,399
Audit Related Fees(2)	215,560	164,354
Tax Fees(3)	310,529	174,905
All Other Fees(4)	3,788	3,345
	$5,420,854	$5,136,003

(1)          For 2006 and 2005, “Audit Fees” consisted primarily of fees for the integrated audit of our annual financial statements and internal control over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q, statutory audits for our insurance subsidiaries and review of SEC registration statements.

(2)          For 2006 and 2005, “Audit Related Fees” consisted of the audit of the Company’s benefit plans and other miscellaneous audit-related services.

(3)          “Tax Fees” consisted primarily of fees for tax compliance, tax advice and tax planning.

(4)          “All Other Fees” consisted of fees for the licensing of an accounting research software tool.

The audit committee has considered whether the provision of these services is compatible with maintaining PricewaterhouseCoopers LLP’s independence. The audit committee approves all audit and permissible non-audit services performed for us by PricewaterhouseCoopers LLP, our independent registered public accounting firm. Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees compared to the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The audit committee delegates pre-approval authority to one or more of its independent members. To the extent applicable, the member to whom such authority is delegated reports, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

Required Vote

The affirmative vote of a majority of the voting power of all of our shares represented at the annual general meeting, voting together as a single class, will be required for the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL GENERAL MEETING

All proposals of security holders intended to be presented at the 2008 annual general meeting of shareholders must be received by the Company not later than December 4, 2007 for inclusion in our proxy statement and form of proxy relating to the 2008 annual general meeting. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies. Proposals should be addressed to Corporate Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual general meeting, the rules of the SEC permit management to vote proxies in its discretion if we do not receive notice of the proposal on or before February 17, 2008. Notices of intention to present proposals at next year’s annual general meeting should be addressed to Corporate Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda.

In addition, our bye-laws provide that any shareholder desiring to make a proposal or nominate a director at an annual general meeting must provide written notice of such proposal or nomination to the secretary of the Company at least 50 days prior to the date of the meeting at which such proposal or nomination is proposed to be voted upon (or, if less than 55 days’ notice of an annual general meeting is given, shareholder proposals and nominations must be delivered no later than the close of business of the seventh day following the day notice was mailed). Our bye-laws require that notices of shareholder proposals or nominations set forth the following information with respect to each proposal or nomination and the shareholder making such proposal or nomination:  (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of our common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each such nominee to serve as a director of ACGL if so elected.

A shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting.

Shareholders are entitled to receive, upon written request and without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2006. Please direct such requests to Corporate Secretary, Arch Capital Group Ltd., Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda.

Appendix A

ARCH CAPITAL GROUP LTD.

2007 LONG TERM INCENTIVE AND SHARE AWARD PLAN

ARCH CAPITAL GROUP LTD.
2007 LONG TERM INCENTIVE AND SHARE AWARD PLAN

1.   Purposes.   The purposes of the 2007 Long Term Incentive and Share Award Plan are to advance the interests of Arch Capital Group Ltd. and its shareholders by providing a means to attract, retain, and motivate employees and directors of the Company its subsidiaries and affiliates, to provide for competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long-term value for shareholders by aligning the interests of such persons with those of shareholders.

The Arch Capital Group Ltd. 2005 Long Term Incentive and Share Award Plan (the “2005 Plan”) will, contingent on shareholder approval of this Plan, be merged with and into this Plan (as defined below) as of the Effective Date (as defined in Section 8(k) below). No additional grants will be made thereafter under the 2005 Plan. Outstanding grants under the 2005 Plan as of the Effective Date will continue in effect in accordance with their terms as in effect on the Effective Date (subject to such amendments as the Committee (as defined below) determines appropriate, consistent with the terms of the 2005 Plan), and the shares with respect to such outstanding grants will be issued or transferred under this Plan.

2.   Definitions.   For purposes of the Plan, the following terms shall be defined as set forth below:

“Affiliate” means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

“Award” means any Option, SAR, Restricted Share, Restricted Share Unit, Performance Share, Performance Unit, Dividend Equivalent, Other Share-Based Award or Director’s Share granted to an Eligible Person under the Plan.

“Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

“Beneficiary” means the person, persons, trust or trusts which have been designated by an Eligible Person in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Person, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

“Committee” means the Compensation Committee of the Board, or such other Board committee or subcommittee (or the entire Board) as may be designated by the Board to administer the Plan.

“Company” means Arch Capital Group Ltd., a corporation organized under the laws of Bermuda, or any successor corporation.

“Director” means a member of the Board who is not an employee of the Company, a Subsidiary or an Affiliate.

“Director’s Shares” means Shares granted to a Director as payment of the Director’s annual retainer fee pursuant to the Director’s election under Section 7 of the Plan.

“Dividend Equivalent” means a right, granted under Section 5(g), to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

“Eligible Person” means (i) an employee of the Company, a Subsidiary or an Affiliate, including any director who is an employee, and (ii) any Director. Notwithstanding any provisions of this Plan to the contrary, an Award may be granted to an employee, in connection with his or her hiring or retention prior to the date the employee first performs services for the Company, a Subsidiary or an Affiliate; provided, however, that any such Award shall not become vested prior to the date the employee first performs such services.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

“Fair Market Value” means, with respect to Shares or other property, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the Fair Market Value of Shares shall mean the closing price per Share on the date (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded) on the principal exchange or market system on which the Shares are traded, as such prices are officially quoted thereon.

“ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

“NQSO” means any Option that is not an ISO.

“Option” means a right, granted under Section 5(b), to purchase Shares.

“Other Share-Based Award” means a right, granted under Section 5(h), that relates to or is valued by reference to Shares.

“Participant” means an Eligible Person who has been granted an Award under the Plan.

“Performance Share” means a performance share granted under Section 5(f).

“Performance Unit” means a performance unit granted under Section 5(f).

“Plan” means this 2007 Long Term Incentive and Share Award Plan.

“Restricted Shares” means an Award of Shares under Section 5(d) that may be subject to certain restrictions and to a risk of forfeiture.

“Restricted Share Unit” means a right, granted under Section 5(e), to receive Shares or cash at the end of a specified deferral period.

“Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

“SAR” or “Share Appreciation Right” means the right, granted under Section 5(c), to be paid an amount measured by the difference between the exercise price of the right and the Fair Market Value of Shares on the date of exercise of the right, with payment to be made in cash, Shares, or property as specified in the Award or determined by the Committee.

“Shares” means common shares, $.01 par value per share, of the Company, and such other securities as may be substituted for Shares pursuant to Section 4(c) hereof.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

3.   Administration.

(a)   Authority of the Committee.   The Plan shall be administered by the Committee, and the Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i)          to select Eligible Persons to whom Awards may be granted;

(ii)        to designate Affiliates;

(iii)       to determine the type or types of Awards to be granted to each Eligible Person;

(iv)        to determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase  price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waiver or accelerations thereof, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(v)         to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be cancelled, forfeited, exchanged, or surrendered;

(vi)        to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Eligible Person;

(vii)      to prescribe the form of each Award Agreement, which need not be identical for each Eligible Person;

(viii)     to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(ix)        to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

(x)         to accelerate the exercisability or vesting of all or any portion of any Award or to extend the period during which an Award is exercisable; and

(xi)        to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

(b)   Manner of Exercise of Committee Authority.   The Committee shall have sole discretion in exercising its authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Affiliates, Eligible Persons, any person claiming any rights under the Plan from or through any Eligible Person, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 (if applicable) and applicable law. Notwithstanding any provision of this Plan to the contrary, the Committee may grant Awards which are subject to the approval of the Board; provided that an Award shall be subject to Board approval only if the Committee expressly so states.

(c)   Limitation of Liability.   Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company’s independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

(d)   Limitation on Committee’s Discretion.   Anything in this Plan to the contrary notwithstanding, in the case of any Award which is intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, if the Award Agreement so provides, the Committee shall have no discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as such performance-based compensation.

(e)   No Option or SAR Repricing Without Shareholder Approval.   Except as provided in the first sentence of Section 4(c) hereof relating to certain antidilution adjustments, unless the approval of shareholders of the Company is obtained, Options and SARs issued under the Plan shall not be amended to lower their exercise price. Options and SARs issued under the Plan will not be exchanged for other Options or SARs with lower exercise prices, and no other action shall be taken with respect to Options or SARs that would be treated as a repricing under the rules of the principal stock exchange or market system on which the Shares are listed.

(f)   Limitation on Committee’s Authority under 409A.   Anything in this Plan to the contrary notwithstanding, the Committee’s authority to modify outstanding Awards shall be limited to the extent necessary so that the existence of such authority does not (i) cause an Award that is not otherwise deferred compensation subject to Section 409A of the Code to become deferred compensation subject to Section 409A of the Code or (ii) cause an Award that is otherwise deferred compensation subject to Section 409A of the Code to fail to meet the requirements prescribed by Section 409A of the Code.

4.   Shares Subject to the Plan.

(a)  Subject to adjustment as provided in Section 4(c) hereof, the total number of Shares reserved for issuance under the Plan shall be the sum of (i) 2,500,000 and (ii) the number of Shares subject to outstanding grants under the 2005 Plan as of the Effective Date as well as Shares remaining available for issuance under the 2005 Plan but not subject to previously exercised or vested grants as of the Effective Date; provided, however, that no more than 2,000,000 Shares may be issued as ISOs. No Award may be granted if the number of Shares to which such Award  relates, when added to the number of Shares previously issued under the Plan, exceeds the number of Shares reserved under the preceding sentence. If any Awards (including any Awards granted under the 2005 Plan) are forfeited, cancelled, terminated, exchanged or surrendered or such Award (including any Awards granted under the 2005 Plan) is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award (including any Awards granted under the 2005 Plan) shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of Shares as to which the Award is exercised. Subject to adjustment as provided in Section 4(c) hereof, the maximum number of Shares (i) with respect to which Options and SARs may be granted during a calendar year to any Eligible Person under this Plan shall be 1,000,000 Shares and (ii) with respect to Performance Shares, Performance Units, Restricted Shares and Restricted Share Units intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code shall be the equivalent of 500,000 Shares during a calendar year to any Eligible Person under this Plan. The maximum amount payable upon settlement of a cash-settled Performance Unit (or other cash-settled Award) granted under this Plan for any calendar year to any Eligible Person that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $5,000,000.

(b) Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.

(c)  In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, extraordinary distribution or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Persons under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, (i) adjust any or all of (x) the number and kind of shares which may thereafter be issued under the Plan, (y) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (z) the exercise price, grant price, or purchase price relating to any Award or provide for a distribution of cash or property in respect of any Award; provided, however, in each case that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(a) of the Code, unless the Committee determines otherwise. provided further, however, that no adjustment shall be made pursuant to this Section 4(c) that causes any Award that is not otherwise deferred compensation subject to Section 409A of the Code to be treated as deferred compensation pursuant to Section 409A of the Code. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives included in, Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that, if an Award Agreement specifically so provides, the Committee shall not have discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

5.   Specific Terms of Awards.

(a)   General.   Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 8(d)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of service by the Eligible Person.

(b)   Options.   The Committee is authorized to grant Options, which may be NQSOs or ISOs, to Eligible Persons on the following terms and conditions:

(i)   Exercise Price.   The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that the exercise price per Share of an Option shall not be less than the Fair Market Value of a Share on the date of grant of the Option. The Committee may, without limitation, set an exercise price that is based upon achievement of performance criteria if deemed appropriate by the Committee.

(ii)   Option Term.   The term of each Option shall be determined by the Committee, but such term shall not exceed ten years.

(iii)   Time and Method of Exercise.   The Committee shall determine at the date of grant or thereafter the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (including, without limitation, cash, Shares or other property), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Persons.

(iv)   ISOs.   The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that no ISO shall be granted more than ten years after the earlier of the date of adoption or shareholder approval of the Plan. ISOs may only be granted to employees of the Company or a Subsidiary.

(c)   SARs.   The Committee is authorized to grant SARs (Share Appreciation Rights) to Eligible Persons on the following terms and conditions:

(i)   Right to Payment.   A SAR shall confer on the Eligible Person to whom it is granted a right to receive with respect to each Share subject thereto, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise over (2) the exercise price per Share of the SAR as determined by the Committee as of the date of grant of the SAR (which shall not be less than the Fair Market Value per Share on the date of grant of the SAR and, in the case of a SAR granted in tandem with an Option, shall be equal to the exercise price of the underlying Option).

(ii)   Other Terms.   The Committee shall determine, at the time of grant or thereafter, the time or times at which a SAR may be exercised in whole or in part (which shall not be more than ten years after the date of grant of the SAR), the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Eligible Persons, whether or not a SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Unless the Committee determines otherwise, a SAR (1) granted in tandem with a NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO.

(d)   Restricted Shares.   The Committee is authorized to grant Restricted Shares to Eligible Persons on the following terms and conditions:

(i)   Issuance and Restrictions.   Restricted Shares shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions, if any, may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments or otherwise, as the Committee may determine.

Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible Person granted Restricted Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon. If the lapse of restrictions is conditioned on the achievement of performance criteria and the Award is intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, the Committee shall select the criterion or criteria from the list of criteria set forth in Section 5(f)(i). The Committee must certify in writing prior to the lapse of restrictions conditioned on the achievement of performance criteria that such performance criteria were in fact satisfied.

(ii)   Forfeiture.   Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of service during any applicable restriction period, Restricted Shares and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Shares.

(iii)   Certificates for Shares.   Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Person, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and, unless otherwise determined by the Committee, the Company shall retain physical possession of the certificate.

(iv)   Dividends.   Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred for payment to such date as determined by the Committee, in cash or in restricted or unrestricted Shares having a Fair Market Value equal to the amount of such dividends. Unless otherwise determined by the Committee, Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.

(e)   Restricted Share Units.   The Committee is authorized to grant Restricted Share Units to Eligible Persons, subject to the following terms and conditions:

(i)   Award and Restrictions.   Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Share Units by the Committee (or, if permitted by the Committee, as elected by the Eligible Person). In addition, Restricted Share Units shall be subject to such restrictions as the Committee may impose, if any (including, without limitation, the achievement of performance criteria if deemed appropriate by the Committee), at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine. If the lapse of restrictions is conditioned on the achievement of performance criteria and the Award is intended to qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, the Committee shall select the criterion or criteria from the list of criteria set forth in Section 5(f)(i). The Committee must certify in writing prior to the lapse of restrictions conditioned on the achievement of performance criteria that such criteria were in fact satisfied.

(ii)   Forfeiture.   Except as otherwise determined by the Committee at the date of grant or thereafter, upon termination of service (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Share Units), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Share Units relate, all Restricted Share Units that are at that time subject to deferral or restriction shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Share Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Share Units.

(iii)   Dividend Equivalents.   Unless otherwise determined by the Committee at the date of grant, Dividend Equivalents on the specified number of Shares covered by a Restricted Share Unit shall be either (A) paid with respect to such Restricted Share Unit at the dividend payment date in cash or in restricted or unrestricted Shares having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Restricted Share Unit and the amount or value thereof automatically deemed reinvested in additional Restricted Share Units or other Awards, as the Committee shall determine.

(f)   Performance Shares and Performance Units.   The Committee is authorized to grant Performance Shares or Performance Units or both to Eligible Persons on the following terms and conditions:

(i)   Performance Period.   The Committee shall determine a performance period (the “Performance Period”) of one or more years or other periods and shall determine the performance objectives for grants of Performance Shares and Performance Units. Performance objectives may vary from Eligible Person to Eligible Person. If the Committee determines that an Award (other than an Option or SAR) to be granted under the Plan should qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, the grant, vesting, exercise and/or settlement of such Award shall be contingent upon such one or more of the following performance criteria as the Committee may deem appropriate:  growth in book, economic book and/or intrinsic book value; appreciation in value of the Shares; total shareholder return; earnings per share; comprehensive income; operating income; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pro forma net income; return on equity; return on designated assets; return on capital; economic value added; earnings; revenues; expenses; operating profit margin; operating cash flow; free cash flow; cash flow return on investment; operating margin; net profit margin; or any of the above criteria as compared to the performance of a published or special index deemed applicable by the Committee, including, but not limited to, the Standard & Poor’s 500 Stock Index. The performance objectives may be determined by reference to the performance of the Company, or of a Subsidiary or Affiliate, or of a division or unit of any of the foregoing. Performance Periods may overlap and Eligible Persons may participate simultaneously with respect to Awards for which different Performance Periods are prescribed.

(ii)   Award Value.   At the beginning of a Performance Period, the Committee shall determine for each Eligible Person or group of Eligible Persons with respect to that Performance Period the range of number of Shares, if any, in the case of Performance Shares, and the range of dollar values, if any, in the case of Performance Units, which may be fixed or may vary in accordance with such performance or other criteria specified by the Committee, which shall be paid to an Eligible Person as an Award if the relevant measure of Company performance for the Performance Period is met. The Committee must certify in writing that the applicable performance criteria were satisfied prior to payment under any Performance Shares or Performance Units.

(iii)   Significant Events.   If during the course of a Performance Period there shall occur significant events as determined by the Committee which the Committee expects to have a substantial effect on a performance objective during such period, the Committee may revise such objective; provided, however, that, if an Award Agreement so provides, the Committee shall not have any discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

(iv)   Forfeiture.   Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of service during the applicable Performance Period, Performance Shares and Performance Units for which the Performance Period was prescribed shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in an individual case, that restrictions or forfeiture conditions relating to Performance Shares and Performance Units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Performance Shares and Performance Units.

(v)   Payment.   Each Performance Share or Performance Unit may be paid in whole Shares, or cash, or a combination of Shares and cash either as a lump sum payment or in installments, all as the Committee shall determine, at the time of grant of the Performance Share or Performance Unit or otherwise, commencing as soon as practicable after the end of the relevant Performance Period. The Committee must certify in writing prior to the payment of any Performance Share or Performance Unit that the performance objectives and any other material terms were in fact satisfied.

(g)   Dividend Equivalents.   The Committee is authorized to grant Dividend Equivalents to Eligible Persons. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, or other investment vehicles as the Committee may specify, provided that unless otherwise determined by the Committee, Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of any underlying Awards to which they relate.

(h)   Other Share-Based Awards.   The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, unrestricted shares awarded purely as a “bonus” and not subject to any restrictions or conditions, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the performance of specified Subsidiaries or Affiliates. The Committee shall determine the terms and conditions of such Awards at date of grant or thereafter. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 5(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, notes or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, shall also be authorized pursuant to this Section 5(h).

6.   Certain Provisions Applicable to Awards.

(a)   Stand-Alone, Additional, Tandem and Substitute Awards.   Awards granted under the Plan may, in the discretion of the Committee, be granted to Eligible Persons either alone or in addition to, in tandem with, or in exchange or substitution for, any other Award granted under the Plan or any award granted under any other plan or agreement of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of an Eligible Person to receive payment from the Company or any Subsidiary or Affiliate. Awards may be granted in addition to or in tandem with such other Awards or awards, and may be granted either as of the same time as or a different time from the grant of such other Awards or awards. The per Share exercise price of any Option, grant price of any SAR, or purchase price of any other Award conferring a right to purchase Shares which is granted, in connection with the substitution of awards granted under any other plan or agreement of the

Company or any Subsidiary or Affiliate or any business entity to be acquired by the Company or any Subsidiary or Affiliate, shall be determined by the Committee, in its discretion. Notwithstanding the foregoing, unless the approval of shareholders of the Company is obtained, the exercise price of any Option, grant price of any SAR or purchase price of any other Award conferring a right to purchase Shares which is granted in exchange or substitution for an option, SAR or other award granted by the Company (other than in connection with a transaction described in Section 4(c) hereof) shall not be less than the exercise price, grant price or purchase price of the exchanged or substituted option, SAR or other award, and outstanding Awards shall not be amended (other than in connection with a transaction described in Section 4(c) hereof) to reduce the exercise price, grant price or purchase price of any such Award or in a manner that would constitute a repricing under the rules of the principal stock exchange or market system on which the Shares are listed.

(b)   Terms of Awards.   The term of each Award granted to an Eligible Person shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option or SAR exceed a period of ten years from the date of its grant (or, in the case of an ISO, such shorter period as may be applicable under Section 422 of the Code).

(c)   Form of Payment Under Awards.   Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments.

(d)   Nontransferability.   Except as set forth below and except for vested Shares, Awards shall not be transferable by an Eligible Person except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation) and shall be exercisable during the lifetime of an Eligible Person only by such Eligible Person or his guardian or legal representative. Notwithstanding the foregoing, if the Committee expressly so provides in the applicable Award agreement (at the time of grant or at any time thereafter), an Award (other than an ISO) granted hereunder may be transferred by a Participant to members of his or her “immediate family”, to a trust established for the exclusive benefit of solely one or more members of the Participant’s “immediate family”, or to a partnership, limited liability company or other entity under which the only partners, members or equity holders are one or more members of the Participant’s “immediate family.”  Any Award held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Award immediately prior to the transfer, except that the Award will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, “immediate family.” means the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws, and relationships arising because of legal adoption. An Eligible Person’s rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Person’s creditors.

(e)   Noncompetition.   The Committee may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Award, provided they are not inconsistent with the Plan, including, without limitation, the requirement that the Participant not engage in competition with, solicit customers or employees of, or disclose or use confidential information of, the Company or its Affiliates.

7.   Director’s Shares.   Each Director may make an election in writing to receive the Director’s annual retainer fees payable annually in the form of Shares instead of cash at least ten (10) days prior to the payment of such annual retainer fee. Any Shares elected shall be payable at the time cash retainer fees are otherwise payable, and the number of Shares distributed shall be equal to the amount of the annual retainer fee otherwise payable on such payment date divided by the Fair Market Value of a Share on such date. Notwithstanding the foregoing, a Director who is first elected or appointed to the Board may make an election under this Section 7 within 30 days of such election or appointment in respect of annual retainer fees payable after the date of the election. Any election made under this Section 7 shall remain in effect unless and until a new election is made in accordance with the provisions of this Section 7.

8.   General Provisions.

(a)   Compliance with Legal and Trading Requirements.   The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any stock exchange, regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or any required action under any state, federal or foreign law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal, state or foreign law.

(b)   No Right to Continued Employment or Service.   Neither the Plan nor any action taken thereunder shall be construed as giving any employee or director the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee’s or director’s employment or service at any time.

(c)   Taxes.   The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Person, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Eligible Persons to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Person’s tax obligations; provided, however, that the amount of tax withholding to be satisfied by withholding Shares shall be limited to the minimum amount of taxes, including employment taxes, required to be withheld under applicable Federal, state and local law.

(d)   Changes to the Plan and Awards.   The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders of the Company or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s shareholders (i) to the extent such shareholder approval is required under the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or (ii) as it applies to ISOs, to the extent such shareholder approval is required under Section 422 of the Code; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may impair the rights or, in any other manner, adversely affect the rights of such Participant under any Award theretofore granted to him or her. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her.

(e)   No Rights to Awards; No Shareholder Rights.   No Eligible Person or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons and employees. No Award shall confer on any Eligible Person any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred to the Eligible Person in accordance with the terms of the Award.

(f)   Unfunded Status of Awards.   The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(g)   Nonexclusivity of the Plan.   Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(h)   Not Compensation for Benefit Plans.   No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees or directors unless the Company shall determine otherwise.

(i)   No Fractional Shares.   No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. In the case of Awards to Eligible Persons, the Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(j)   Governing Law.   The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of New York without giving effect to principles of conflict of laws.

(k)   Effective Date; Plan Termination.   The Plan shall become effective as of May 11, 2007 (the “Effective Date”), subject to approval by the shareholders of the Company. The Plan shall terminate as to future awards on February 28, 2017.

(l)   Section 409A.   It is intended that the Plan and the Awards granted thereunder will comply with Section 409A of the Code and any regulations and guidelines issued thereunder, and the Plan and the Awards granted thereunder shall be interpreted on a basis consistent with such intent. The Plan and any Awards granted thereunder may be amended in any respect deemed necessary (including retroactively) by the Board or the Committee in order to preserve compliance with Section 409A of the Code.

(m)   Titles and Headings.   The titles and headings of the sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Appendix B

ARCH CAPITAL GROUP LTD.

2007 EMPLOYEE SHARE PURCHASE PLAN

ARCH CAPITAL GROUP LTD.
2007 EMPLOYEE SHARE PURCHASE PLAN

1.     Purpose.

The purpose of this Plan is to provide an opportunity for Employees of Arch Capital Group Ltd. (the “Company”) and its Participating Subsidiaries, to purchase ordinary shares of the Company and thereby to have an additional incentive to contribute to the prosperity of the Company. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), although the Company makes no undertaking nor representation to maintain such qualification.

2.     Definitions.

The following terms, when used in the Plan, shall have the following meanings:

(a)   “Board” or “Board of Directors” means the Board of Directors of the Company, as constituted from time to time.

(b)   “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section of the Code include any successor provisions.

(c)   “Committee” means the committee appointed by the Board of Directors to administer the Plan pursuant to the provisions of Section 3(a) below.

(d)   “Common Stock” means the common shares, par value $0.01 per share, of the Company.

(e)   “Company” means Arch Capital Group Ltd., a Bermuda company.

(f)    “Fair Market Value” on a particular date means the mean between the highest and lowest sales prices of a share of Common Stock on the principal stock exchange or stock market on which the Common Stock may be listed or admitted to trading. If there were no sales on such date, the respective prices on the most recent prior day on which sales were reported shall be used. If the foregoing method of determining fair market value should be inconsistent with Section 423 of the Code, “Fair Market Value” shall be determined by the Committee in a manner consistent with Section 423 of the Code and shall mean the value as so determined.

(g)   “Offering” means a period, designated by the Committee in accordance with the provisions of Section 6 of the Plan, on the first day of which options will be granted to eligible employees pursuant to Section 8(a) of the Plan and on the last day of which such options will be deemed exercised or will expire, as applicable, in accordance with Section 8(b) of the Plan.

(h)   “Participant” or “Participating Employee” means an employee of the Company or a Participating Subsidiary who is eligible to participate in an Offering under the Plan pursuant to Section 5 below and who elects to participate in such Offering in accordance with Section 6 below.

(i)    “Participating Subsidiary” means, with respect to an Offering under the Plan, a Subsidiary the employees of which are authorized by the Committee as provided in Section 5 below to participate in such Offering.

(j)    “Plan” means the Arch Capital Group Ltd. Employee Share Purchase Plan set forth herein, as amended from time to time.

(k)   “Parent” means a parent corporation as defined in Section 424(e) of the Code, including a corporation which becomes such a parent in the future.

(l)    “Subsidiary” means a subsidiary corporation as defined in Section 424(f) of the Code, including a corporation which becomes such a subsidiary in the future.

(m)  “Total Compensation” means, with respect to any Offering, the cash compensation received by a Participating Employee from the Company or a Participating Subsidiary for services, including overtime, premium pay, commissions and annual bonus, in each case prior to reduction for pre-tax contributions made to a plan or salary reduction contributions to a plan excludable from income under Sections 125 or 402(g) of the Code. Notwithstanding the foregoing, “Total Compensation” shall not include severance pay, stay-on bonuses, retirement income, welfare benefits or income derived from share options, share appreciation rights or other equity-based compensation.

3.     Administration.

(a)   The Plan shall be administered by a committee of the Board consisting of two or more directors appointed from time to time by the Board.

(b)   Subject to the provisions of the Plan, the powers of the Committee shall include having the authority, in its discretion, to:

(c)   define, prescribe, amend and rescind rules, regulations, procedures, terms and conditions relating to the Plan; and

(d)   interpret, administer and construe the Plan and make all other determinations necessary or advisable for the administration of the Plan, including but not limited to correcting defects, reconciling inconsistencies and resolving ambiguities.

(e)   The interpretation by the Committee of the terms and conditions of the Plan, and its administration of the Plan, and all action taken by the Committee, shall be final, binding and conclusive on the Company, its stockholders, Subsidiaries, all Participants and employees, and upon their respective successors and assigns, and upon all other persons claiming under or through any of them.

(f)    Members of the Board, members of the Committee and persons to whom authority is delegated under Section 3(e) below acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross or willful misconduct in the performance of their duties.

(g)   The Committee may delegate its authority to administer the Plan to any individuals as the Committee may determine and such individuals shall serve solely at the pleasure of the Committee. Any individuals who are authorized by the Committee to administer the Plan shall have the full power to act on behalf of the Committee, but shall at all times be subordinate to the Committee and the Committee shall retain ultimate authority for the administration of the Plan.

4.     Stock Subject to the Plan.

(a)   Subject to paragraph (c) below, the aggregate number of shares of Common Stock which may be sold under the Plan is 750,000 shares of Common Stock.

(b)   If the number of shares of Common Stock that Participating Employees become entitled to purchase is greater than the number of shares of Common Stock that are offered in a particular Offering or that remain available under the Plan, the available shares of Common Stock shall be allocated by the Committee among such Participating Employees in such manner as it deems fair and equitable.

(c)   In the event of any change in the Common Stock, through recapitalization, merger, consolidation, stock dividend or split, combination or exchange of shares, spinoff or otherwise, the Committee may make such equitable adjustments in the Plan and the then outstanding Offerings as it deems necessary and appropriate including, but not limited to, changing the number of shares of Common Stock reserved under the Plan, the maximum number of shares of Common Stock that may be purchased by a Participant in any Offering, and the purchase price of shares in the current Offering; provided that any such adjustments shall be consistent with Sections 423 and 424 of the Code.

(d)   Shares of Common Stock which are to be delivered under the Plan may be obtained by the Company from its treasury, by purchasing such shares on the open market or from private sources, or by issuing authorized but unissued shares of its Common Stock. Shares of authorized but unissued Common Stock may not be delivered under the Plan if the purchase price thereof is less than the par value (if any) of the Common Stock at the time. The Committee may (but need not) provide at any time or from time to time (including without limitation upon or in contemplation of a change in control) for a number of shares of Common Stock equal in number to the number of shares then subject to options under this Plan to be issued or transferred to, or acquired by, a trust (including but not limited to a grantor trust) for the purpose of satisfying the Company’s obligations under such options, and, unless prohibited by applicable law, such shares held in trust shall be considered authorized and issued shares with full dividend and voting rights, notwithstanding that the options to which such shares relate might not be exercisable at the time.

5.     Eligibility.

(a)   All employees of the Company and any Participating Subsidiaries designated by the Committee from time to time will be eligible to participate in the Plan, in accordance with and subject to such rules and regulations as the Committee may prescribe; provided, however, that (a) such rules shall comply with the requirements of the Code (including but not limited to Section 423(b)(3), (4) and (8) thereof), (b) the Committee may (but need not) in its discretion exclude employees who have been employed by the Company or a Participating Subsidiary less than two years, whose customary employment is 20 hours or less per week, whose customary employment is for not more than five months in any calendar year, or who are highly compensated employees within the meaning of Section 414(q) of the Code from being eligible to participate in the Plan or any Offering, (c) no employee may be granted an option under the Plan if such employee, immediately after the option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of his employer corporation or any Parent or Subsidiary (with the rules of Section 424(d) of the Code applicable in determining the stock ownership of an employee, and stock which the employee may purchase under outstanding options, whether or not such options qualify for the special tax treatment afforded by Section 421 (a) of the Code, shall be treated as stock owned by the employee), and (d) all Participating Employees shall have the same rights and privileges under the Plan except for differences which may be mandated by local law and which are consistent with Section 423(b)(5) of the Code.

6.     Offerings; Participation.

The Company may make Offerings of up to 27 months’ duration each, to eligible employees to purchase shares of Common Stock under the Plan, until all shares authorized to be delivered under the Plan have been exhausted or until the Plan is sooner terminated by the Board. Subject to the preceding sentence, the number, commencement date and duration of any Offerings shall be determined by the Committee in its sole discretion; provided that, unless the Committee determines otherwise, (a) the first Offering shall commence on June 1, 2007 and shall terminate on November 30, 2007, and (b) a new six-month Offering shall commence immediately after the end of the previous Offering. The duration of any Offering need not be the same as the duration of any other Offering, and more than one Offering may commence or terminate on the same date if the Committee so provides. Subject to such rules and procedures as the Committee may prescribe, an eligible employee may elect to participate in an Offering at such time(s) as the Committee may permit by authorizing a payroll deduction (to the extent permitted by applicable local law) for such purpose in one percent increments of up to a maximum of twenty percent of his or her Total Compensation with respect to such Offering or such lesser amount as the Committee may prescribe. Participant elections may be made in any manner deemed appropriate by the Committee from time to time, including by voice response or through the internet. The Committee may (but need not) permit employee contributions to be made by means other than payroll deductions, provided that in no event shall an employee’s contributions (excluding interest, if any, credited pursuant to Section 7(a) below) from all sources in any Offering exceed twenty percent of his or her Total Compensation with respect to such Offering or such lesser amount as the Committee may prescribe. The Committee may at any time suspend or accelerate the completion of an Offering if required by law or deemed by the Committee to be in the best interests of the Company, including in the event of a change in ownership or control of the Company or any Subsidiary.

7.     Payroll Deductions.

(a)   The Company will maintain payroll deduction accounts on its books for all Participating Employees, and may (but need not, unless required by applicable law) credit such accounts with interest if (and only if) the Committee so directs at such rate (if any) as the Committee may prescribe. All employee contributions and any interest thereon which the Committee may authorize in accordance with the preceding sentence shall be credited to such accounts. Employee contributions and any interest credited to the payroll deduction accounts of Participating Employees need not, unless required by applicable law, be segregated from other corporate funds and, to the extent permitted by applicable law, may be used for any corporate purpose.

(b)   At such times as the Committee may permit and subject to such rules and procedures as the Committee may prescribe, a Participating Employee may suspend his or her payroll deduction during an Offering, or may withdraw the balance of his or her payroll deduction account and thereby withdraw from participation in an Offering.

(c)   Any balance remaining in an employee’s payroll deduction account after shares have been purchased in an Offering pursuant to Section 8(b) below will be refunded to the Participating Employee. Upon termination of the Plan, all amounts in the accounts of Participating Employees shall be carried forward into their payroll deduction accounts under a successor plan, if any, or refunded to them, as the Committee may decide.

(d)   In the event of the termination of a Participating Employee’s employment for any reason, his or her participation in any Offering under the Plan shall cease, no further amounts shall be deducted pursuant to the Plan and the balance in the employee’s account shall be paid as soon as practicable following such termination of employment to the employee, or, in the event of the employee’s death, to the employee’s beneficiary designated under this Plan or, in the absence of such a beneficiary designation, to the employee’s estate.

8.     Purchase; Limitations.

(a)   Subject to Section 5 above and within the limitations of Section 8(d) below, each person who is an eligible employee of the Company or a Participating Subsidiary on the first day of an Offering under the Plan is hereby granted an option, on the first day of such Offering, to purchase a number of whole and/or partial shares of Common Stock at the end of such Offering determined by dividing twenty percent (or such lesser percentage as may be specified by the Committee as the maximum employee contribution percentage in such Offering) of such employee’s Total Compensation with respect to such Offering, plus such interest (if any) as the Committee may authorize to be credited during such Offering in accordance with Section 7(a) above, by 85 percent of the Fair Market Value of a share of Common Stock on the first date of such Offering, provided that in no event shall the number of shares of Common Stock that may be purchased under any such option exceed 3,000 shares (as adjusted in accordance with Section 4(c) above) or such higher or lower number of whole or partial shares as the Committee may have specified in advance of such Offering as the maximum amount of stock which may be purchased by an employee in such Offering. The purchase price of such shares under such options shall be determined in accordance with Section 8(c) below. The Company’s obligation to sell and deliver Common Stock in any Offering or pursuant to any such option shall be subject to the approval of any governmental authority whose approval the Committee determines it is necessary or advisable to obtain in connection with the authorization, issuance, offer or sale of such Common Stock.

(b)   As of the last day of the Offering, the payroll deduction account of each Participating Employee shall be totalled. Subject to the provisions of Section 7(b) above and 8(d) below, if such account contains sufficient funds as of that date to purchase one or more whole or partial shares of Common Stock at the price determined under Section 8(c) below, the Participating Employee shall be conclusively deemed to have exercised the option granted pursuant to Section 8(a) above for as many whole or partial shares of Common Stock as the amount of his or her payroll deduction account (including any contributions made by means other than payroll deductions and including any interest credited to the account) at the end of the Offering can purchase (but in no event for more than the total number of shares that are subject to the option); such employee’s account will be charged for the amount of the purchase and for all purposes under the Plan the employee will be deemed to have acquired the shares on that date; and either a stock certificate representing such shares will be issued to him or her, or the Company’s record keeper will make an entry on its books and records evidencing that such shares have been duly issued or transferred as of that date, as the Committee may direct. Notwithstanding any provision of the Plan to the contrary, unless otherwise determined by the Committee, fractional shares may be purchased under the Plan. Any option granted pursuant to Section 8(a) above which is not deemed exercised as of the last day of the Offering in accordance with the foregoing provisions of this Section 8(b) shall expire on that date.

(c)   Unless the Committee determines before the first day of an Offering that a different price that complies with Section 423 of the Code shall apply, the price at which shares of Common Stock may be purchased under each option granted pursuant to Section 8(a) above shall be an amount equal to 85 percent of the Fair Market Value of the Common Stock at the beginning of the Offering Period.

(d)   In addition to any other limitations set forth in the Plan, no employee may be granted an option under the Plan which permits his or her rights to purchase stock under the Plan, and any other stock purchase plan of his or her employer corporation and its Parent and Subsidiary that is qualified under Section 423 of the Code, to accrue at a rate which exceeds US$25,000 of the Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which the option is outstanding at any time. The Committee may further limit the amount of Common Stock which may be purchased by any employee during an Offering in accordance with Section 423(b)(5) of the Code.

9.     No Transfer.

(a)   No option, right or benefit under the Plan may be transferred by any employee, whether by will, the laws of descent and distribution, or otherwise, and all options, rights and benefits under the Plan may be exercised during an employee’s lifetime only by such employee.

(b)   Book entry accounts and certificates for shares of Common Stock purchased under the Plan may be maintained or registered, as the case may be, only in the name of the Participating Employee or, if such employee so indicates on his or her payroll deduction authorization form, in his or her name jointly with a member of his or her family, with right of survivorship.

10.   Committee Rules For Foreign Jurisdictions.

With respect to employees of the Company or any Subsidiary who reside or work outside the United States, the Committee may, in its sole discretion, adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. The Committee may also, where it deems it appropriate, establish one or more separate plans to reflect such amended or varied rules and procedures.

11.   Effective Date and Duration of Plan.

The Plan shall become effective when adopted by the Board, provided that the stockholders of the Company approve it within 12 months thereafter. If not so approved by shareholders, the Plan shall be null, void and of no force or effect. If so approved, the Plan shall remain in effect until all shares authorized to be issued or transferred hereunder have been exhausted or until the Plan is sooner terminated by the Board of Directors, and may continue in effect thereafter with respect to any options outstanding at the time of such termination if the Board of Directors so provides.

12.   Amendment and Termination of the Plan.

The Plan may be amended by the Board of Directors, without shareholder approval, at any time and in any respect, unless shareholder approval of the amendment in question is required under Section 423 of the Code. The Plan may also be terminated at any time by the Board of Directors.

13.   General Provisions.

(a)   Nothing contained in this Plan shall be deemed to confer upon any person any right to continue as an employee of or to be associated in any other way with the Company for any period of time or at any particular rate of compensation.

(b)   No person shall have any rights as a stockholder of the Company with respect to any shares optioned under the Plan until such shares are issued or transferred to him or her.

(c)   All expenses of adopting and administering the Plan shall be borne by the Company, and none of such expenses shall be charged to any employee.

(d)   The Plan shall be governed by and construed under the laws of the State of New York, without giving effect to the principles of conflict of laws of that State.

(e)   The Company shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Company has determined that: (i) it and the Participant have taken all actions required to register the Common Stock under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

ARCH CAPITAL GROUP LTD.

May 11, 2007

Please vote, date and
sign below and return
promptly in the
enclosed envelope.

2	Please detach.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH BELOW.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect the nominees listed as Class III Directors of the Company for a term of three years.					FOR	AGAINST	ABSTAIN
			2.	To approve the Arch Capital Group Ltd. 2007 Long Term Incentive and Share Award Plan as set forth in an appendix to, and as described in, the enclosed proxy statement.	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	Wolfe “Bill” H. Bragin
		John L. Bunce, Jr.	3.	To approve the Arch Capital Group Ltd. 2007 Employee Share Purchase Plan as set forth in an appendix to, and as described in, the enclosed proxy statement.	☐	☐	☐
☐	WITHHOLD AUTHORITY	Sean D. Carney
FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)
			4.	To elect the nominees listed as Designated Company Directors so that they may be elected directors of certain of our non-U.S. subsidiaries.

INSTRUCTION:		To WITHHOLD authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to WITHHOLD, as shown here:		NOMINEES:
			☐	FOR ALL NOMINEES	James J. Ansaldi Graham B. Collis Marc Grandisson W. Preston Hutchings Constantine Iordanou Ralph E. Jones III Thomas G. Kaiser Mark D. Lyons		Nicholas J. Metcalf Martin J. Nilsen Nicolas Papadopoulo Michael Quinn Maamoun Rajeh Paul S. Robotham Robert T. Van Gieson John D. Vollaro

			☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

			☐	FOR ALL EXCEPT (See instructions below)

			INSTRUCTION:	To WITHHOLD authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to WITHHOLD, as shown here:

			5.	To appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐

The undersigned hereby acknowledges receipt of the proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and hereby revokes all previously granted proxies.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder		Date:	Signature of Shareholder		Date:
Note :

This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give  full  title as such. If a corporation, please sign in full corporate name by duly authorized officer, giving full title as such.  If a partnership, please sign in partnership name by authorized person.

ARCH CAPITAL GROUP LTD.

PROXY CARD FOR ANNUAL GENERAL MEETING OF

SHAREHOLDERS ON MAY 11, 2007

This proxy is solicited by the board of directors of Arch Capital Group Ltd. (the “Company”). The undersigned hereby appoints Constantine Iordanou and John D. Vollaro as proxies, each with full power of substitution, to represent the undersigned and to vote all common shares of the Company held of record by the undersigned on March 29, 2007, or which the undersigned would otherwise be entitled to vote at the annual general meeting to be held on May 11, 2007 and any adjournment thereof, upon all matters that may properly come before the annual general meeting. All shares eligible to be voted by the undersigned will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the annual meeting.

(Continued and to be signed on the reverse side)